Exhibit 10.83

Portions of this document marked [*] are requested to be treated confidentially.

EXECUTION VERSION

AMENDED AND RESTATED

DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT

between

LUPIN LTD.

and

SALIX PHARMACEUTICALS, INC.

Dated as of 31 March 2011

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7.2	Commercialization Outside the United States	31

7.3	Royalties	31

7.4	Minimum Consideration	34

7.5	Mode of Payment	35

7.6	Taxes	35

7.7	Financial Records	36

ARTICLE 8	INTELLECTUAL PROPERTY	36

8.1	Ownership of Intellectual Property	36

8.2	Maintenance and Prosecution of Patents	37

8.3	Enforcement of Patents	39

8.4	Infringement Claims by Third Parties	42

8.5	Invalidity or Unenforceability Defenses or Actions	43

8.6	Third Party Licenses	44

8.7	Product Trademarks	45

8.8	Certain Matters	45

ARTICLE 9	ADVERSE EVENT REPORTING; RECALLS AND WITHDRAWALS	45

9.1	Adverse Event Reporting	45

9.2	Recalls and Withdrawals	46

9.3	Pharmacovigilance Agreement	46

ARTICLE 10	CONFIDENTIALITY AND NON-DISCLOSURE	47

10.1	Product Information	47

10.2	Confidentiality Obligations	48

10.3	Trade Secrets	49

10.4	Permitted Disclosures	49

10.5	Use of Name	50

10.6	Press Releases	50

10.7	Patient Information	51

10.8	Publications	51

ARTICLE 11	REPRESENTATIONS, WARRANTIES AND COVENANTS	52

11.1	Representations, Warranties and Covenants	52

11.2	Additional Representations, Warranties and Covenants of Salix	52

11.3	Additional Representations, Warranties and Covenants of Lupin	53

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11.4	Disclaimer of Warranty	54

11.5	Unauthorized Sales	54

11.6	Governmental Filings	55

ARTICLE 12	INDEMNIFICATION	55

12.1	Indemnification by Salix	55

12.2	Indemnification by Lupin	56

12.3	Notice of Claim	56

12.4	Control of Defense	56

12.5	Limitation on Damages and Liability	58

12.6	Insurance	58

ARTICLE 13	TERM AND TERMINATION	59

13.1	Term	59

13.2	Termination for Material Breach	59

13.3	Other Termination by Salix	59

13.4	Termination Upon Insolvency	60

13.5	Termination by Lupin	60

13.6	Rights in Bankruptcy	60

13.7	Licenses and Assignments Upon Termination	60

13.8	Additional Consequences of Termination	61

ARTICLE 14	MISCELLANEOUS	64

14.1	Force Majeure	64

14.2	Export Control	64

14.3	Subcontractors	64

14.4	Assignment	64

14.5	Severability	65

14.6	Governing Law, Jurisdiction, Venue and Service	65

14.7	Dispute Resolution	66

14.8	Notices	67

14.9	Entire Agreement; Modifications	69

14.10	English Language	69

14.11	Equitable Relief	69

14.12	Waiver and Non-Exclusion of Remedies	70

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14.13	No Benefit to Third Parties	70

14.14	Further Assurance	70

14.15	Relationship of the Parties	70

14.16	Performance by Affiliates	70

14.17	Counterparts	70

14.18	Payments; Audits	70

14.19	References	71

14.20	Construction	72

14.21	Additional Agreements	72

Schedules and Exhibits

Schedule 1.111	Salix Competitors
Schedule 6.1	Commercialization Efforts
Schedule 7.1.2	Milestones and Milestone Payments
Schedule 8.6	Anti-Stacking
Schedule 9.2	Recall and Withdrawal Contact Information
Exhibit A	Development Plan

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This Amended and Restated Development, Commercialization and License Agreement (this “Agreement”) is made and entered into effective as of 31 March 2011 (the “Amendment Effective Date”) by and between Lupin Ltd., a corporation organized under the laws of India and having its principal place of business at “B” Wing, Fifth Floor, Bandra Kurla Complex, Mumbai – 400 051, India (“Lupin”), and Salix Pharmaceuticals, Inc., a corporation organized under the laws of the State of California in the United States of America and having its principal place of business at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560-8404, U.S.A. (“Salix”). Lupin and Salix are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Lupin and Salix are parties to that certain Development, Commercialization and License Agreement, dated as of 30 September 2009 (the “Original Agreement”); and

WHEREAS, Lupin and Salix now wish to amend and restate, effective as of the Amendment Effective Date, the terms of the Original Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby, effective as of the Amendment Effective Date, amend and restate the Original Agreement to read in its entirety as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Acceptance” means, with respect to a Drug Approval Application, the occurrence of the earlier of: (a) the expiration of the period specified in applicable regulations for any notice by the FDA that such Drug Approval Application will not be filed, without Salix, Lupin or one of their respective Affiliates having received such notice from the FDA; or (b) the receipt by Salix, Lupin or one of their respective Affiliates of notice from the FDA that the Drug Approval Application will be filed, provided that in any case, if no such period for acceptance is provided for in the applicable regulations, then the Drug Approval Application shall be deemed “accepted” on the date such Drug Approval Application was filed.

1.2 “Adverse Event” means (a) any finding from tests in laboratory animals or in vitro in respect of the Licensed Product that suggests a significant risk for human subjects including reports of mutagenicity, teratogenicity or carcinogenicity and (b) any undesirable, untoward or noxious event or experience associated with the clinical, commercial or other use of the Licensed Product, or occurring following application of the Licensed Product to humans, whether expected and whether considered related to or caused by the Licensed Product, including such an event or experience as occurs in the course of the use of the Licensed Product in professional practice, in a clinical trial, whether accidental or intentional, from abuse, from withdrawal or from a failure of expected therapeutic action of the Licensed Product, and including those events or experiences that are required to be reported to the Regulatory Authorities under corresponding Applicable Law.

1.3 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” as used with respect to a Person (including a Party, licensee or Sublicensee) means (a) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person (including a Party, licensee or Sublicensee), whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (including a Party, licensee or Sublicensee).

1.4 “Agreement” has the meaning set forth in the first paragraph hereof.

1.5 “Amendment Effective Date” means the effective date of this Agreement as set forth in the first paragraph hereof.

1.6 “API Excluded Countries” means [*].

1.7 “API Supply Agreement” means that certain Rifaximin Manufacturing and Supply Agreement, dated as of 30 September 2009 and amended as of the Amendment Effective Date, between the Parties.

1.8 “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of any Regulatory Authority, that may be in effect from time to time.

1.9 “Bioadhesive Technology” means any bioadhesive for purposes of gastrointestinal drug delivery.

1.10 “Breaching Party” has the meaning set forth in Section 13.2.

1.11 “Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are required or permitted by law to remain closed.

1.12 “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.13 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

1.14 “Clinical Data” means all Information with respect to the Licensed Product made, collected or otherwise generated under or in connection with the Clinical Trials or Post Approval Studies for the Licensed Product, including any data, reports and results with respect thereto.

1.15 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial (including a Pivotal Trial), and such other tests and studies in patients that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Drug Approval Applications, but excluding Post Approval Studies.

1.16 “Commencement of a Pivotal Trial” means, in respect of a particular indication for a Licensed Product, the first dosing of the first patient enrolled in a Pivotal Trial in respect of such indication for such Licensed Product, as defined in the protocol for such Pivotal Trial.

1.17 “Commercialization” means any and all activities (whether before or after Regulatory Authorization) directed to the marketing, detailing and Promotion of the Licensed Product after Regulatory Authorization for commercial sale has been obtained, and shall include marketing, Promoting, detailing, marketing research, distributing, offering to commercially sell and commercially selling the Licensed Product, importing, exporting or transporting the Licensed Product for commercial sale and regulatory affairs with respect to the foregoing. When used as a verb, “Commercializing” means engaging in Commercialization and “Commercialize” and “Commercialized” shall have corresponding meanings.

1.18 “Commercialization Plan” has the meaning set forth in Section 6.2.1.

1.19 “Commercially Reasonable Efforts” means, with respect to the research and Development of the Licensed Product, the efforts and resources commonly used in the research-based pharmaceutical industry, and with respect to the Commercialization or other Exploitation of the Licensed Product, the efforts and resources commonly used in the commercial pharmaceutical industry, in each case for products with similar commercial and scientific potential at a similar stage in their lifecycle. Commercially Reasonable Efforts shall be determined without regard to a Party’s particular circumstances, including any other product opportunities, and without regard to any payments owed by a Party to the other under this Agreement. The term “commercially reasonable efforts,” used herein without capital letters, shall have the meaning ordinarily ascribed to such term in commercial agreements of this type.

1.20 “Committee” has the meaning set forth in Section 4.3.

1.21 “Completion of a Pivotal Trial” means, in respect of a particular indication for a Licensed Product, the final dosing of the last patient in a Pivotal Trial in respect of such indication for such Licensed Product, as defined in the protocol for such Pivotal Trial.

1.22 “Confidential Information” has the meaning set forth in Section 10.2.

1.23 “Contract Quarter” means (a) the period beginning on the Amendment Effective Date and ending on the earlier of 30 June 2011 and the termination date of this Agreement; and (b) each successive period thereafter beginning on a July 1, October 1, January 1, or April 1 and ending on the earlier of the next September 30, December 31, March 31, or June 30, respectively, and the termination date of this Agreement.

1.24 “Contract Year” means (a) the period beginning on the Amendment Effective Date and ending on the earlier of the day preceding the first anniversary of the Amendment Effective Date and the termination date of this Agreement; and (b) each successive period thereafter beginning on an anniversary of the Amendment Effective Date and ending on the earlier of the day preceding the next anniversary of the Amendment Effective Date and the termination date of this Agreement.

1.25 “Control” means, with respect to any item of Information, Regulatory Documentation, Patent, Trademark or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of any license and other grants hereunder, but explicitly including any right arising pursuant to the licenses and other grants under the API Supply Agreement and the Finished Product Supply Agreement), to assign or grant a license, sublicense or other right to or under such Information, Regulatory Documentation, Patent, Trademark or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.26 “Covered Non-Bioadhesive Product” means any Covered Product that is not a Licensed Bioadhesive Product.

1.27 “Covered Product” means (a) any Licensed Product, the Exploitation of which by Salix would, but for the licenses granted to Salix in Sections 2.1 and 8.1.4 in respect of such Licensed Product, infringe a Lupin Patent, a Lupin Improvement Patent, or a Joint Patent and (b) any Licensed Bioadhesive Product.

1.28 “Creditable Consideration” means, in respect of any period, the sum of (a) all amounts payable by Salix pursuant to Section 3.1.3 or any agreement for the performance by Lupin or its Affiliates of Development activities into which the Parties may have entered during such period that are in excess of Lupin’s or its Affiliates’ costs in respect thereof, [*] plus (b) all milestone payments required to be paid by Salix to Lupin pursuant to Section 7.1.2 in respect of milestones that occurred during such period, plus (c) all amounts payable by Salix to Lupin during such period pursuant to any agreement entered into pursuant to Section 7.2, plus (d) all royalties required to be paid by Salix to Lupin pursuant to Section 7.3 in respect of Net Sales made by Salix and its Affiliates during such period, plus (e) the aggregate Finished Product Markup (as such term is defined in the Finished Product Supply Agreement) payable by Salix to

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Lupin for Covered Product ordered by Salix under the Finished Product Supply Agreement for delivery during such period, plus (f) unless otherwise explicitly agreed by the Parties, (i) all fees for services payable by Salix to Lupin or its Affiliates during such period in respect of any arrangement for the provision of services by Lupin or its Affiliates to Salix into which Salix and Lupin may enter following the Amendment Effective Date that are in excess of Lupin’s or its Affiliates’ costs in respect thereof, [*] and (ii) any markup above actual Manufacturing Costs (as such term is defined in Schedule 1.53 to the Finished Product Supply Agreement) payable by Salix to Lupin or its Affiliates for product ordered by Salix for delivery during such period pursuant to any arrangement for the supply of [*] into which Salix and Lupin may enter following the Amendment Effective Date; provided, however, that the Parties agree that Creditable Consideration does not include any amounts payable by Salix to Lupin or its Affiliates under the API Supply Agreement or amounts payable by Salix to Lupin pursuant to Section 7.1.1.

1.29 “Data Exclusivity” means, (a) in respect of the United States, any data or market exclusion periods, including new chemical entity, new use, or new clinical study, orphan drug and pediatric exclusivity periods and any such periods listed in the FDA’s Orange Book, and, (b) in respect of jurisdictions outside the United States, equivalents of the rights specified in clause (a).

1.30 “Designated Licensed Product” means any Licensed Product designated for Development hereunder pursuant to any Development Plan.

1.31 “Development” means all activities related to pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Trials, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Regulatory Documentation, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining, maintaining or modifying a Regulatory Authorization. When used as a verb, “Develop” means to engage in Development.

1.32 “Development Plan” has the meaning set forth in Section 3.2.

1.33 “Dispute” has the meaning set forth in Section 14.7.1.

1.34 “Dollars” or “$” means United States Dollars.

1.35 “Drug Approval Application” means a New Drug Application as defined in the FFDCA and the regulations promulgated thereunder.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.36 “Drug Master File” means any drug master file filed with the FDA or any other Regulatory Authority with respect to any intermediate of a pharmaceutical product containing Rifaximin.

1.37 “Early Termination” has the meaning set forth in Section 13.8.8.

1.38 “Early Termination Fee” has the meaning set forth in Section 13.8.8.

1.39 “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), use, have used, export, transport, distribute, Promote, market, sell, have sold or otherwise dispose of, and “Exploitation” means the act of Exploiting a product or process.

1.40 “FDA” means the United States Food and Drug Administration, and any successor agency thereto.

1.41 “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.42 “Field” means all use of the Licensed Product in humans, including (a) all indications of the Licensed Product for the treatment, management or prevention of any disease or condition in humans (including infectious diarrhea, specifically including cholera and travelers’ diarrhea, hepatic encephalopathy and irritable bowel syndrome) and (b) all consumption of the Licensed Product by humans (including by way of food or dietary supplements).

1.43 “Finished Non-U.S. DMF Rifaximin Products” means finished pharmaceutical products packaged, labeled and otherwise ready for retail sale that contain Non-U.S. DMF Rifaximin but no U.S. DMF Rifaximin.

1.44 “Finished Product Excluded Countries” means [*].

1.45 “Finished Product Supply Agreement” means that certain Finished Product Manufacturing and Supply Agreement, dated as of the Amendment Effective Date, between the Parties.

1.46 “First Commercial Sale” means the first sale for use by the general public of the Covered Product in the United States after any and all Regulatory Authorizations necessary for commercial sale of the Covered Product in the United States have been obtained.

1.47 “GAAP” means United States generally accepted accounting principles consistently applied.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.48 “Good Manufacturing Practice” or “GMP” or “cGMP” means the current good manufacturing practices applicable from time to time to the manufacturing of the Licensed Product or any intermediate thereof pursuant to Applicable Law.

1.49 “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

1.50 “Improvements” means any and all Information and inventions, whether patentable or not, that:

1.50.1. are, from and after the Amendment Effective Date, conceived, discovered, Developed or otherwise made by a Party, its Sublicensees, licensees, or any of its or their respective Affiliates in connection with the work conducted under the Development Plan;

1.50.2. were conceived, discovered, Developed or otherwise made by a Party, its Original Agreement Sublicensees, licensees or any of its or their respective Affiliates in connection with the work conducted under the Original Agreement Development Plan; or

1.50.3. are, from and after the Amendment Effective Date, or were, at any time from the Effective Date of the Original Agreement until the Amendment Effective Date, conceived, discovered, Developed or otherwise made by a Party in connection with the Development, Commercialization or other Exploitation of the Licensed Product.

The Parties acknowledge and agree that any rights of Salix in or with respect to Lupin Improvements will be limited to the licenses granted in Section 2.1.

1.51 “IND” means any investigational new drug application filed with the FDA for authorization to commence Clinical Trials.

1.52 “Indemnification Claim Notice” has the meaning set forth in Section 12.3.

1.53 “Indemnified Party” has the meaning set forth in Section 12.3.

1.54 “Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, expressed ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, study designs and protocols, assays and biological methodology (whether or not confidential, proprietary, patented or patentable and whether in written, electronic or any other form now known or hereafter developed).

1.55 “Initial Regulatory Authorization” of the Covered Product for an indication means the approval of the Covered Product by the FDA for sale and marketing for such indication in the United States.

1.56 “Invoiced Sales” has the meaning set forth in Section 1.82.

1.57 “Joint Improvements” has the meaning set forth in Section 8.1.2(c).

1.58 “Joint Know-How” means all Information (including Joint Improvements and Clinical Data) developed, acquired or otherwise Controlled (other than by virtue of the licenses granted hereunder) jointly by or on behalf of Salix, its Sublicensees or any of its or their respective Affiliates and Lupin, its licensees or Sublicensees or any of its or their respective Affiliates under or in connection with the research, development or other Exploitation of the Licensed Product, but excluding any Salix Know-How or Lupin Know-How or any Information to the extent covered or claimed by published Joint Patents.

1.59 “Joint Patents” means any Patent that claims or covers Joint Improvements and any other Improvements that are conceived or reduced to practice, or that are otherwise Controlled (other than by virtue of the licenses granted hereunder), jointly by or on behalf of Salix, its Sublicensees or any of its or their respective Affiliates and Lupin, its licensees or Sublicensees or any of its or their respective Affiliates under or in connection with the Exploitation of the Licensed Product, but excluding any Lupin Patents or Salix Patents.

1.60 “Joint Platform Patent” means a Joint Patent based primarily on claims set forth in the Lupin Platform Patent.

1.61 “Joint Product Patent” means a Joint Patent covering a Rifaximin product incorporating Bioadhesive Technology.

1.62 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 4.1.1.

1.63 “Joint Technology” means the Joint Know-How and the Joint Patents.

1.64 “Knowledge” means the good faith understanding of any vice president, any senior vice president, or the president or chief executive officer of a Party of the facts and information then in such individual’s possession after due inquiry.

1.65 “Licensed Bioadhesive Product” means any form or dosage of pharmaceutical, biological or other composition or preparation in finished form labeled and packaged for sale by prescription, over-the-counter, as a dietary supplement, as food, or by any other method that (a) contains Rifaximin (including a product that contains Rifaximin together with one or more other ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product and, in addition, (b) utilizes the Licensed Delivery Technology or any other Bioadhesive Technology included within or claimed or covered by the Lupin Technology or the Joint Technology.

1.66 “Licensed Delivery Technology” means that certain bioadhesive for purposes of gastrointestinal drug delivery developed by Lupin and claimed under the Lupin Platform Patent and the Lupin Product Patent.

1.67 “Licensed Product” means (a) any Licensed Bioadhesive Product and (b) any form or dosage of pharmaceutical, biological or other composition or preparation in finished form labeled and packaged for sale by prescription, over-the-counter, as a dietary supplement, as food, or by any other method that (i) contains Rifaximin (including a product that contains Rifaximin together with one or more other ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)) and, in addition, (ii) is within or claimed or covered by the Lupin Technology or Joint Technology.

1.68 “Losses” has the meaning set forth in Section 12.1.

1.69 “Lupin” has the meaning set forth in the first paragraph hereof.

1.70 “Lupin Improvement Patent” means all of Lupin’s right in and to any Patent claiming Lupin Improvements, but excluding the Lupin Platform Patent and the Lupin Product Patent.

1.71 “Lupin Improvements” has the meaning set forth in Section 8.1.2.

1.72 “Lupin Know-How” means all Information (including Lupin Improvements) Controlled by Lupin, its Sublicensees or any of its or their respective Affiliates as of the Amendment Effective Date or at any time during the term of this Agreement, whether or not patented or patentable, but excluding any Joint Improvements or any Information to the extent covered or claimed by published Lupin Patents, Lupin Improvement Patents or Joint Patents.

1.73 “Lupin Patents” means (a) the Lupin Platform Patent, (b) the Lupin Product Patent, and (c) all other Patents that are Controlled by Lupin, its Sublicensees, licensees or any of its or their respective Affiliates as of the Amendment Effective Date or at any time during the term of this Agreement. The Parties acknowledge and agree that any rights of Salix in or with respect to the Lupin Patents will be limited to the licenses granted in Section 2.1 and the rights granted in Sections 8.1, 8.2 and 8.3.

1.74 “Lupin Platform Patent” means all of Lupin’s right in and to (a) US patent application No. 12/144,894; (b) divisionals, continuations and claims of continuations in part, in each case that are entitled to the benefit of the priority date of the application referenced in subclause (a), (c) the foreign patent applications associated with the patent applications referenced in subclauses (a) and (b) above; (d) the patents issued from the patent applications referenced in subclauses (a) through (c) above, and (e) reissues, renewals, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or application set forth in subclauses (a) through (d) above.

1.75 “Lupin Product Patent” means all of Lupin’s right in and to (a) US patent application No. 12/144,453; (b) divisionals, continuations and claims of continuations in part, in each case that are entitled to the benefit of the priority date of the application referenced in subclause (a), (c) the foreign patent applications associated with the patent applications referenced in subclauses (a) and (b) above; (d) the patents issued from the patent applications referenced in subclauses (a) through (c) above, and (e) reissues, renewals, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or application set forth in subclauses (a) through (d) above.

1.76 “Lupin Technology” means the Lupin Know-How, the Lupin Patents, and the Lupin Improvement Patents.

1.77 “Lupin U.S. DMF” means (a) that certain Drug Master File No. 20436 currently on file with the FDA of which Lupin is the holder and which Lupin has authorized Salix to incorporate by reference for purposes of Salix’s New Drug Application Nos. 21-361 and 22-554; (b) any other Drug Master File filed by Lupin or its Affiliates with the FDA with respect to Rifaximin; and (c) in the event of a change in Applicable Law that would permit a New Reference Right, any Drug Master File, or other regulatory filing similar in use or purpose to a Drug Master File, filed by Lupin or its Affiliates with any Regulatory Authority with respect to Rifaximin that may be referenced for purposes of obtaining or maintaining a Regulatory Authorization that permits the distribution, marketing, promotion, offering for sale, sale or other supply of a pharmaceutical product in the United States. The term “New Reference Right” means the ability to reference a Drug Master File, or other regulatory filing similar in use or purpose to a Drug Master File, filed with any Regulatory Authority other than the FDA, including outside the United States, for the purpose of obtaining or maintaining a Regulatory Authorization that permits Exploitation of a pharmaceutical product in the United States.

1.78 “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, formulation, filling, finishing, packaging, labeling, shipping, handling, holding, storage and warehousing of the Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.79 “Minimum Consideration Annual Reconciliation Payment” has the meaning set forth in Section 7.4.2(a).

1.80 “Minimum Consideration Annual Reconciliation Refund” has the meaning set forth in Section 7.4.2(b).

1.81 “Minimum Consideration Quarterly Reconciliation Payment” has the meaning set forth in Section 7.4.1.

1.82 “Net Sales” means, for any period, the gross amount invoiced by Salix and its Affiliates and Sublicensees for sales of the Covered Product to Third Parties during such period (the “Invoiced Sales”), less deductions for:

1.82.1. normal and customary trade, quantity and cash discounts and sales returns and allowances, including (a) those granted on account of price adjustments, billing errors, rejected goods, damaged goods and returns, (b) administrative and other fees and reimbursements and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (c) allowances, rebates and fees paid to distributors, and (d) chargebacks;

1.82.2. freight, postage, shipping and insurance expenses to the extent that such items are included in the Invoiced Sales;

1.82.3. customs and excise duties and other duties related to the sales to the extent that such items are included in the Invoiced Sales;

1.82.4. rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority;

1.82.5. sales and other taxes and duties directly related to the sale or delivery of the Covered Product (but not including franchise taxes or taxes assessed against the income derived from such sale);

1.82.6. in respect of sales outside the United States, deductions in the applicable jurisdiction that are substantially similar to deductions otherwise set forth in Sections 1.82.1 to 1.82.5 but because of local Applicable Law, practices and customs may not conform in terminology to the deductions set forth in Sections 1.82.1 to 1.82.5;

1.82.7. product placement and similar fees paid to pharmacies and coupons, co-pay cards and similar price reductions and discounts provided to consumers; and

1.82.8. distribution expenses to the extent that such items are included in the Invoiced Sales.

(collectively, “Permitted Deductions”) in each case, as accounted for in accordance with GAAP. Any of the deductions listed above that involves a payment by Salix or its Affiliates shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Covered Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Covered Product for charitable, promotional, pre-clinical or clinical purposes or regulatory or governmental purposes to the extent no amount is received by Salix or its Affiliates in connection therewith. A transfer of Covered Product by Salix or its Affiliates to an Affiliate or Sublicensee shall not result in any Net Sales, unless such Covered Product is used by such Affiliate or Sublicensee in the course of its commercial activities. In the event that Salix or its Affiliates or Sublicensees sells the Covered Product as part of a bundle or group sale with other products not covered by this Agreement, and such selling person provides a discount, allowance or rebate to the purchaser of the Covered Product based on the aggregate amount invoiced for all products sold, such discount, allowance or rebate shall be allocated to each of the products pro rata based on the gross amount invoiced for each such product less all other Permitted Deductions specifically related to each such product. If Salix or its Affiliates or Sublicensees sells the Covered Product as part of a bundle of distinct products (i.e., one price is charged for a number of distinct products), the Net Sales for the Covered Product shall be based on the ratio of the wholesale acquisition cost for the Covered Product to the sum of the wholesale acquisition costs for all products in such bundle.

1.83 “Non-Prescription Competitive Bioadhesive Product” means (a) any over-the-counter pharmaceutical or biological composition, preparation or other type of product that (i) contains Rifaximin or any derivative thereof (including any such product that contains Rifaximin or any derivative thereof together with one or more other ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)), (ii) utilizes Bioadhesive Technology or any other technology involving adhesion to bodily membranes, and (iii) is labeled, advertised, marketed, promoted or intended for use in the Field in the Territory and (b) any dietary supplement or food product that (i) contains Rifaximin or any derivative thereof (including any such product that contains Rifaximin or any derivative thereof together with one or more other ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)), (ii) utilizes Bioadhesive Technology or any other technology involving adhesion to bodily membranes, and (iii) is advertised, marketed, promoted or intended for use in the Field in the Territory.

1.84 “Non-Prescription Competitive Product” means, in respect of a particular Covered Product, (a) any over-the-counter pharmaceutical or biological composition, preparation or other type of product that (i) contains Rifaximin or any derivative thereof (including any such product that contains Rifaximin or any derivative thereof together with one or more other ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)) and (ii) is labeled, advertised, marketed, promoted or intended for use in the Field in the Territory for any indication that is the same or substantially the same as any indication for which the Covered Product is labeled, advertised, marketed, promoted and intended for use in the Territory and (b) any dietary supplement or food product that (i) contains Rifaximin or any derivative thereof (including any such product that contains Rifaximin or any derivative thereof together with one or more other ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)) and (ii) is advertised, marketed, promoted or intended for use in the Field in the Territory for any use that is the same or substantially the same as any use for which the Covered Product is labeled, advertised, marketed, promoted and intended in the Territory.

1.85 “Non-U.S. DMF Rifaximin” means Rifaximin that does not constitute U.S. DMF Rifaximin.

1.86 “Original Agreement” has the meaning set forth in the Recitals.

1.87 “Other Product Entry” means the commercial sale or distribution in the United States by any Person other than Salix or an Affiliate thereof of an unauthorized generic version of any Salix Prescription Rifaximin Product (which generic version is not subject to a restraining order, injunction or similar order which would prevent it from continuing to be sold or distributed in the United States).

1.88 “Party” and “Parties” has the meaning set forth in the first paragraph hereof.

1.89 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part (other than with respect to new subject matter that would not otherwise be covered in this Agreement), provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents ((a), (b), (c) and (d)), and (f) any Data Exclusivity.

1.90 “Payments” has the meaning set forth in Section 7.6.

1.91 “Permitted Deductions” has the meaning set forth in Section 1.82.

1.92 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.93 “Pharmacovigilance Agreement” has the meaning set forth in Section 9.3.

1.94 “Phase I Clinical Trial” means a human clinical trial of the Licensed Product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients.

1.95 “Phase II Clinical Trial” means a human clinical trial of the Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population.

1.96 “Phase III Clinical Trial” means a human clinical trial of the Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support Regulatory Authorization of the Licensed Product. A Phase III Clinical Trial shall be deemed to have commenced when the first patient in such study has been dosed.

1.97 “Pivotal Trial” means, with respect to a particular indication for the Licensed Product, the first pivotal Phase III Clinical Trial that is intended to support Initial Regulatory Authorization of the Licensed Product for such indication in the United States, wherever conducted.

1.98 “Post Approval Study” means any human clinical study, or other test or study with respect to the Licensed Product for an indication that (a) is conducted solely in support of pricing or reimbursement for the Licensed Product in the Territory or (b) is not required to obtain or maintain Initial Regulatory Authorization for the Licensed Product for such indication and is conducted within the scope of the Product Labeling for the Licensed Product (for clarity, any human clinical study that is intended to expand the Product Labeling for the Licensed Product shall be a Clinical Trial and shall not be a Post Approval Study). Subject to the foregoing, Post Approval Studies may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies, and health economics studies. For clarity, Post Approval Studies shall not include any tests or studies that are required or recommended for the Licensed Product by the Regulatory Authorities as a condition to obtaining, or as a requirement of maintaining, an Initial Regulatory Authorization for the Licensed Product for an indication.

1.99 “Prescription Competitive Product” means, in respect of a particular Covered Product, any pharmaceutical or biological composition, preparation or other type of product (other than an over-the-counter product or a dietary supplement or food product) that (a) contains Rifaximin (including any such product that contains Rifaximin together with one or more other ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)) and (b) is labeled, advertised, marketed, promoted or intended for use in the Field in the Territory for any indication that is the same or substantially the same as any indication for which the Covered Product is labeled, advertised, marketed, promoted and intended for use in the Territory.

1.100 “Product Information” has the meaning set forth in Section 10.1.

1.101 “Product Labeling” means, with respect to the Licensed Product and a particular country or other jurisdiction, (a) the Regulatory Authority-approved full prescribing information for the Licensed Product for such country or jurisdiction, including any required patient information, and (b) all labels and other written, printed or graphic matter upon a container, wrapper or otherwise, including any package insert, utilized with or for the marketing, sale or other Commercialization of the Licensed Product in such country or jurisdiction.

1.102 “Product Trademarks” means, with respect to the Licensed Product, the Trademark(s) for the Licensed Product used by Salix or its Affiliates or its or their respective Sublicensees in connection with the Licensed Product (but excluding any Salix corporate name or similar designation) and any registrations thereof or any pending applications relating thereto.

1.103 “Promotion” means those activities normally undertaken by a pharmaceutical company’s sales force (including electronic detailing, advertising and meeting with physicians, whether undertaken by the company’s sales force or not) to implement marketing plans and strategies aimed at encouraging the use of a product. When used as a verb, “Promote” means to engage in such activities. With respect to Salix’s Promotion of the Licensed Product, Promotion includes those activities actually undertaken by Salix’s sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of the Licensed Product.

1.104 “Promotional Materials” means, with respect to the Licensed Product, all sales representative training materials with respect to the Licensed Product and all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, direct mail, medical information/education monographs, direct-to-consumer advertising, Internet postings, broadcast advertisements, and sales reminder aids (e.g., scratch pads, pens and other such items) intended for use or used by a Party or its Affiliates in connection with any Promotion of the Licensed Product, except Product Labeling for the Licensed Product.

1.105 “Recalls” has the meaning set forth in Section 9.2.

1.106 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entity, including FDA, regulating or otherwise exercising authority with respect to the Exploitation (including the determination of pricing/reimbursement) of the Licensed Product in any country or other jurisdiction.

1.107 “Regulatory Authorization” means, with respect to the Licensed Product and a particular country or other jurisdiction, any and all approvals, registrations, certificates, licenses or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market or otherwise Commercialize the Licensed Product in such country or jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such country or jurisdiction, (b) pre- and post-approval manufacturing and marketing authorizations (including any prerequisite marketing approval or authorization related thereto), (c) Product Labeling approval, and (d) technical, medical and scientific licenses.

1.108 “Regulatory Documentation” means, with respect to the Licensed Product, all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from the Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all supporting documents and all clinical trials and tests, in each case, relating to the Licensed Product, and all data contained in any of the foregoing, including Promotional Materials, Clinical Data, period safety update reports, adverse event files and complaint files, Manufacturing records (including any chemistry, manufacturing or control data) and, if applicable, any updates or supplements to any of the foregoing.

1.109 “Rifaximin” means rifaximin, which is [*], and all complexes, mixtures and other combinations, prodrugs, metabolites, enantiomers, polymorphs, salt forms, racemates, and isomers thereof, or any derivatives of any of the foregoing.

1.110 “Salix” has the meaning set forth in the first paragraph hereof.

1.111 “Salix Competitor” means any of those companies set forth on Schedule 1.111 and their successors.

1.112 “Salix Improvements” has the meaning set forth in Section 8.1.2.

1.113 “Salix Know-How” means all Information (including Salix Improvements) and Clinical Data Controlled by or on behalf of Salix, its Sublicensees or any of its or their respective Affiliates at any time during the term of this Agreement that

1.113.1. (a) were conceived, discovered, Developed or otherwise made by Salix, its Sublicensees or any of its or their respective Affiliates in connection with the work conducted under the Original Agreement Development Plan or otherwise in connection with Development, Commercialization or other Exploitation of the Licensed Product under the Original Agreement, (b) were used by or on behalf of Salix, its Sublicensees or any of its or their respective Affiliates under or in connection with the research, Development, Commercialization or other Exploitation of the Licensed Product under the Original Agreement and, in addition, (c) are reasonably commercially relevant to the Exploitation of the Licensed Product, whether or not patented or patentable; but excluding any Joint Improvements or any Information to the extent covered or claimed by published Salix Patents or Joint Patents; and

1.113.2. (a) are conceived, discovered, Developed or otherwise made by Salix, its Sublicensees or any of its or their respective Affiliates in connection with the work conducted under the Development Plan or otherwise in connection with Development, Commercialization or other Exploitation of the Licensed Product under this Agreement, (b) are used by or on behalf of Salix, its Sublicensees or any of its or their respective Affiliates under or in connection with the research, Development, Commercialization or other Exploitation of the Licensed Product under this Agreement and, in addition, (c) are reasonably commercially relevant to the Exploitation of the Licensed Product, whether or not patented or patentable;

but excluding any Joint Improvements or any Information to the extent covered or claimed by published Salix Patents or Joint Patents.

1.114 “Salix Patents” means any Patent Controlled by or on behalf of Salix, its Sublicensees or any of its or their respective Affiliates (a) that claims or covers any Salix Improvement that is used by or on behalf of Salix, its Sublicensees or any of its or their respective Affiliates under or in connection with the research, Development, Commercialization or other Exploitation of the Licensed Product under this Agreement and (b) is reasonably commercially relevant to the Exploitation of the Licensed Product, but in any event (both (a) and (b)) excluding any Joint Patents.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.115 “Salix Prescription Rifaximin Product” means any form or dosage of pharmaceutical, biological or other composition or preparation in finished form labeled and packaged for sale by prescription that contains Rifaximin (including a product that contains Rifaximin together with one or more other ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)) that is Promoted, marketed, distributed, offered for sale or sold by Salix or its Sublicensees or its or their Affiliates.

1.116 “Salix Technology” means Salix Know-How and Salix Patents.

1.117 “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by a Party under the license grants in Section 2.1 or 2.4, as the case may be, as provided in Section 2.2 or under the license grants in Section 8.1.4.

1.118 “Territory” means all countries of the world other than India.

1.119 “Third Party” means any Person other than Lupin, Salix and their respective Affiliates.

1.120 “Third Party Claims” has the meaning set forth in Section 12.1.

1.121 “Third Party License Payments” has the meaning set forth in Section 5.3.2.

1.122 “Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.123 “United States” means the United States of America, its territories and possessions (including the District of Columbia and Puerto Rico).

1.124 “U.S. DMF Rifaximin” means any and all Rifaximin that (a) is manufactured with reference to any Lupin U.S. DMF and meets the specifications set forth in any Lupin U.S. DMF or (b) may otherwise be, in accordance with Applicable Law, distributed, marketed, promoted, offered for sale, sold or otherwise supplied, whether alone or in combination with other molecules or compounds, whether as a raw material or a finished product, and whether at wholesale or retail, in the United States.

1.125 “Valid Claim” means, in respect of any country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed (other than to the United States Supreme Court or any court of final appeal in another country that hears appeals solely at its discretion) within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a claim of a pending Patent application in such country that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided that such prosecution has not been ongoing for more than [*] ([*]) years.

ARTICLE 2

GRANT OF RIGHTS

2.1 Grants to Salix.

2.1.1. Subject to the terms and conditions of this Agreement, Lupin hereby grants to Salix:

(a) an exclusive (including with regard to Lupin and its Affiliates), royalty-bearing right and license, with the right to grant sublicenses in accordance with Section 2.2, under the Lupin Technology, to import, make, have made, use, sell, offer for sale, and otherwise Exploit the Licensed Product in the Field in the Territory in accordance with this Agreement; and

(b) an exclusive (including with regard to Lupin and its Affiliates) right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 2.2, under the Regulatory Documentation Controlled by Lupin or any of its Affiliates, if any, to Exploit the Licensed Product in the Field in the Territory.

2.1.2. Salix acknowledges that (a) the Lupin Know-How is secret and substantial and without access to the Lupin Know-How Salix would not be able to obtain and maintain Regulatory Authorizations, (b) access to Lupin Know-How is expected to provide Salix with a competitive advantage in the marketplace beyond the exclusivity afforded by the Lupin Patents, and (c) the payments and royalties set forth in Sections 7.1 and 7.3 are, in part, intended to compensate Lupin for such exclusivity and such competitive advantage. The Parties agree that the royalty rate set forth in Section 7.3 reflects an efficient and reasonable blended allocation of the values provided by Lupin to Salix.

2.2 Sublicenses. The rights and licenses granted to Salix under Section 2.1 and Lupin under Section 2.4 shall include the right to grant sublicenses (or further rights of reference), through multiple tiers of Sublicensees; provided that the Party granting such sublicense or further right of reference shall provide to the other Party a notice setting forth in reasonable detail the nature of such sublicense and the identity of the Sublicensee. Each Party hereby guarantees the performance of its Affiliates and permitted Sublicensees and the grant of any such sublicense shall not relieve the sublicensing Party of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Sublicensee. Any such sublicenses shall be consistent with and subject to the terms and conditions of this Agreement.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.3 No Implied Rights; Reservation of Rights.

2.3.1. By Lupin.

(a) Salix, its Sublicensees and its and their respective Affiliates shall have no right, express or implied, with respect to the Lupin Technology or Regulatory Documentation of Lupin or any of its licensees or Sublicensees or its or their Affiliates except as expressly provided in this Agreement.

(b) Lupin reserves the right under the Lupin Technology and the Joint Technology (to the extent Controlled by Lupin) to (a) perform its obligations hereunder and (b) obtain and maintain Regulatory Authorizations for, and research, Develop and Commercialize and otherwise Exploit, in accordance with the terms of this Agreement, (i) the Licensed Product outside the Territory and in the Territory outside the Field, and (ii) products other than the Licensed Product for any purpose throughout the world.

(c) Without limiting the generality of the provisions of clauses (a) and (b) of this Section 2.3.1, no right or license is granted or shall be deemed granted by implication, estoppel or otherwise. All such rights or licenses are granted only as expressly provided in this Agreement.

2.3.2. By Salix.

(a) Lupin, its Sublicensees and its and their respective Affiliates shall have no right, express or implied, with respect to the Salix Technology or Regulatory Documentation of Salix or any of its licensees or Sublicensees or its or their Affiliates except as expressly provided in this Agreement.

(b) Salix reserves the right under the Salix Technology and the Joint Technology (to the extent Controlled by Salix) to (a) perform its obligations hereunder and (b) obtain and maintain Regulatory Authorizations for, and research, Develop and Commercialize and otherwise Exploit, in accordance with the terms of this Agreement, (i) the Licensed Bioadhesive Product in the Field in the Territory and (ii) products other than the Licensed Bioadhesive Product (including Licensed Products other than the Licensed Bioadhesive Product) for any purpose throughout the world.

(c) Without limiting the generality of the provisions of clauses (a) and (b) of this Section 2.3.2, no right or license is granted or shall be deemed granted by implication, estoppel or otherwise. All such rights or licenses are granted only as expressly provided in this Agreement.

2.4 Grants to Lupin. Subject to the terms and conditions of this Agreement, Salix hereby grants to Lupin:

2.4.1. a [*], exclusive (including with regard to Salix and its Affiliates) license, with the right to grant sublicenses in accordance with Section 2.2, under the Salix Technology to Exploit the Licensed Bioadhesive Product outside the Territory or in the Territory outside the Field; and

2.4.2. subject to Section 5.3, a [*], non-exclusive license and right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 2.2, under the Regulatory Documentation Controlled by Salix or its Affiliates to Exploit the Licensed Bioadhesive Product outside the Territory or in the Territory outside the Field.

2.5 Non-Compete.

2.5.1. To the maximum extent permitted by Applicable Law, Lupin shall not, and Lupin shall cause its Affiliates not to, (a) distribute, market, promote, offer for sale, sell or otherwise supply U.S. DMF Rifaximin, directly or indirectly (including through licensing or any other arrangement), whether alone or in combination with other molecules or compounds, whether as a raw material or as a finished product, and whether at wholesale or retail, to any Person anywhere in the world other than Salix or its Affiliates or (b) authorize or permit any Person other than Salix and its Affiliates to access any Lupin U.S. DMF or to reference any Lupin U.S. DMF in any application for a Regulatory Authorization or any similar application in the United States or any other jurisdiction.

2.5.2. Except as otherwise provided in Sections 2.5.3, 2.5.4 and 2.5.5, to the maximum extent permitted by Applicable Law, Lupin shall not, and Lupin shall cause its Affiliates not to, distribute, market, promote, offer for sale, sell or otherwise supply Non-U.S. DMF Rifaximin, directly or indirectly, whether alone or in combination with other molecules or compounds, whether as a raw material or as a finished product, and whether at wholesale or retail, to any Person anywhere in the world other than Salix or its Affiliates.

2.5.3. Section 2.5.2 shall not restrict the right of Lupin and its Affiliates to distribute, market, promote, offer for sale, sell and supply Non-U.S. DMF Rifaximin in the API Excluded Countries and to take any measures necessary to obtain and/or maintain any regulatory authorizations to support the foregoing, provided, however, that Lupin shall not, and Lupin shall cause its Affiliates not to, distribute, market, promote, offer for sale, sell or otherwise supply Non-U.S. DMF Rifaximin to any Person in the API Excluded Countries that Lupin or its Affiliates, as applicable, (a) reasonably suspects is likely to directly or indirectly distribute, market, promote, offer for sale, sell or otherwise supply the Non-U.S. DMF Rifaximin to any Person outside the API Excluded Countries other than Salix or its Affiliates or assist another Person to do so or (b) knows has directly or indirectly distributed, marketed, promoted, offered for sale, sold or otherwise supplied the Non-U.S. DMF Rifaximin to any Person outside the API Excluded Countries other than Salix or its Affiliates, or assisted another Person to do so.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.5.4. Section 2.5.2 shall not restrict the right of Lupin and its Affiliates to distribute, market, promote, offer for sale, sell and supply Finished Non-U.S. DMF Rifaximin Products in the Finished Product Excluded Countries and to take any measures necessary to obtain and/or maintain any regulatory authorizations to support the foregoing, provided, however, that Lupin shall not, and Lupin shall cause its Affiliates not to, distribute, market, promote, offer for sale, sell or otherwise supply Finished Non-U.S. DMF Rifaximin Products to any Person in the Finished Product Excluded Countries that Lupin or its Affiliates, as applicable, (a) reasonably suspects is likely to directly or indirectly distribute, market, promote, offer for sale, sell or otherwise supply the Finished Non-U.S. DMF Rifaximin Products to any Person outside the Finished Product Excluded Countries other than Salix or its Affiliates or assist another Person to do so or (b) knows has directly or indirectly distributed, marketed, promoted, offered for sale, sold or otherwise supplied the Finished Non-U.S. DMF Rifaximin Products to any Person outside the Finished Product Excluded Countries other than Salix or its Affiliates, or assisted another Person to do so.

2.5.5. Section 2.5.2 shall not restrict the right of Lupin and its Affiliates to (a) distribute, market, promote, offer for sale, sell and supply Non-U.S. DMF Rifaximin to the single finished pharmaceutical product manufacturer in France to which Lupin or its Affiliates currently sell Non-U.S. DMF Rifaximin pursuant to arrangements whereby such manufacturer uses such Non-U.S. DMF Rifaximin solely for the manufacture of Finished Non-U.S. DMF Rifaximin Products for sale in Tunisia and sells all of such Finished Non-U.S. DMF Rifaximin Products only to bona fide pharmaceutical distributors in Tunisia for distribution and sale solely in that country and (b) take any measures necessary to obtain and/or maintain any regulatory authorizations to support the foregoing. Lupin shall not, and Lupin shall cause its Affiliates not to, continue any distribution, marketing, promotion, offer for sale, sale or other supply of Non-U.S. DMF Rifaximin pursuant to the preceding sentence in the event that Lupin or its Affiliates, as applicable, (a) reasonably suspects that such manufacturer is likely to directly or indirectly distribute, market, promote, offer for sale, sell or otherwise supply the Non-U.S. DMF Rifaximin or Finished Non-U.S. DMF Rifaximin Products to any Person outside Tunisia other than Salix or its Affiliates or assist another Person to do so or (b) knows that such manufacturer has directly or indirectly distributed, marketed, promoted, offered for sale, sold or otherwise supplied the Non-U.S. DMF Rifaximin or Finished Non-U.S. DMF Rifaximin Products to any Person outside Tunisia other than Salix or its Affiliates, or has assisted another Person to do so.

2.5.6. The Parties acknowledge and agree that the provisions of Sections 2.5.1 through 2.5.5 have been agreed by the Parties based on Applicable Law as it exists at the Amendment Effective Date. In the event that Applicable Law changes after the Amendment Effective Date in such a fashion as to make the provisions of Section 1.77(c) operable, then: (a) prior to the effective date of any such change, upon request by either Party, the Parties shall meet to discuss and agree in good faith to such modifications, including amendment of the definition of Lupin U.S. DMF as appropriate, as may be necessary to prevent the provisions of Sections 2.5.1 through 2.5.5 from restricting Lupin’s ability to Exploit Rifaximin or pharmaceutical products containing Rifaximin to an extent or in a manner beyond that contemplated by the

Parties as set forth in the preceding sentence; (b) during the course of such discussions for a period of no more than [*] ([*]) days following such change in Applicable Law, Lupin shall not be deemed to be in breach of this Agreement, whether for purposes of the provisions of Section 13.2 or otherwise, as a result of such change in Applicable Law for so long as Lupin continues to comply with past practices and those practices complied with the requirements of Sections 2.5.1 through 2.5.5 prior to the change in Applicable Law; and (c) Lupin agrees that it shall not, and shall cause its Affiliates not to, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under the provisions of Sections 2.5.1 through 2.5.5 by Lupin and its Affiliates, but agrees that it will, and will cause its Affiliates to, at all times in good faith carry out the provisions of such Sections and in so doing to take such actions as may be necessary or appropriate in order to protect the rights of Salix thereunder against impairment.

2.5.7. The provisions of this Section 2.5 shall terminate as of the expiration or termination of this Agreement; provided, however, that in the event that, as of the expiration or termination of this Agreement, either (or both) of the API Supply Agreement or the Finished Product Supply Agreement has not then expired or been terminated in its entirety and remains in effect, then the terms of this Section 2.5 shall survive the expiration or termination of this Agreement and remain in full force and effect between the Parties until both the API Supply Agreement and the Finished Product Supply Agreement have expired or been terminated in their entirety.

ARTICLE 3

DEVELOPMENT

3.1 Development of the Licensed Product in the Field in the Territory.

3.1.1. Conduct of Development; Reports to JSC. Development of the Licensed Product in the Field in the Territory from and after the Amendment Effective Date shall be conducted by Salix in accordance with the Development Plan. Salix shall perform, or cause to be performed, any and all Development activities from time to time contemplated by the Development Plan using its Commercially Reasonable Efforts and in accordance with Applicable Law. Not less frequently than once during each Contract Year, Salix shall provide to the JSC a report in respect of the current status of the Development of the Licensed Product in the Field in the Territory and all Development activities in respect of the Licensed Product in the Field in the Territory that have occurred since the Amendment Effective Date or, if later, the most recent such report to the JSC.

3.1.2. Restriction on Lupin Development Activities. Subject to Section 3.1.3, Lupin shall not conduct, nor shall it permit any of its Affiliates, licensees or Sublicensees to conduct, any Development activities of any kind or nature with respect to the Licensed Product in the Field in the Territory except with Salix’s prior written authorization.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.1.3. Performance of Development Activities by Lupin. Salix may, at any time and from time to time during the term of this Agreement, request that Lupin perform Development activities with respect to the Licensed Product in the Field in the Territory. Lupin shall be free to accept or reject any such request in its sole and absolute discretion. Any such Development activities that Lupin may agree to perform shall be undertaken by Lupin pursuant to such terms and conditions, including arrangements in respect of compensation to be paid by Salix to Lupin for such Development activities, as the Parties may agree following Salix’s request.

3.2 Development Plan and Implementation. The Development of the Licensed Product in the Field in the Territory shall be conducted pursuant to a Development Plan, which as of the date of this Agreement consists of a set of principles and a preliminary timeline and is attached to this Agreement as Exhibit A (such plan, as amended from time to time, the “Development Plan”). Either Party may from time to time propose to the JSC for its consideration updates, amendments and modifications to the Development Plan; provided, that Salix shall propose an update to the Development Plan at least [*] per [*]. The Development Plan as updated, amended, progressed and modified from time to time by the JSC shall include the overall strategy and intended activities relating to the Development of the Licensed Product and in particular shall:

3.2.1. identify Development activities to be conducted and the anticipated timelines for such activities;

3.2.2. describe the clinical and regulatory strategy for the Licensed Product;

3.2.3. incorporate a manufacturing plan for the pre-clinical and clinical supplies of the Licensed Product to be provided by Lupin pursuant to Section 3.4;

3.2.4. incorporate a plan for scale up and commercial manufacture of the Licensed Product [*]; and

3.2.5. include such other matters as are from time to time appropriate to the Development of the Licensed Product.

Within ninety (90) days following the Amendment Effective Date, the Parties shall convene a meeting or teleconference between appropriate senior management representatives of each Party to review the Development Plan as it then exists and to discuss whether additional Licensed Products should be designated for Development hereunder. Salix shall, promptly following such meeting, update the Development Plan to reflect the outcome of the discussions at such meeting and submit such revised Development Plan for consideration by the JSC pursuant to Section 4.2.3.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.3 Technology and Materials Transfer. From and after the Amendment Effective Date, (a) Lupin shall provide Salix with access to Lupin Know-How that is reasonably useful or necessary for the Exploitation of the Licensed Product as the same may exist from time to time and such assistance in the transfer thereof from Lupin to Salix as Salix may reasonably request and (b) upon Salix’s request, the Parties shall coordinate the transfer from Lupin to Salix of those physical materials relating to the Licensed Product and the Development thereof reasonably requested by Salix.

3.4 Pre-Clinical and Clinical Supply Obligations.

3.4.1. Lupin shall, as and to the extent reasonably requested by Salix, supply reasonable quantities of pre-clinical and clinical requirements of the Licensed Product (to the extent such quantities can be produced at [*]) for use by Salix in the Development of the Licensed Product as contemplated in the Development Plan.

3.4.2. Lupin shall manufacture all Licensed Product delivered by it pursuant to Section 3.4.1 pursuant to GMP. [*] shall be [*] responsible for any costs associated with manufacturing upgrades necessary to ensure that its facilities used to Manufacture Licensed Product as contemplated by this Section 3.4 comply with GMP.

3.4.3. [*] shall reimburse [*] for all [*] incurred by [*] in the supply of Licensed Product pursuant to Section 3.4.1. Such reimbursement shall be made by [*] promptly upon [*] receipt of [*] invoice for reimbursable costs accompanied by reasonable supporting documentation evidencing the nature and amount of such costs.

ARTICLE 4

COLLABORATION MANAGEMENT

4.1 Formation and Purpose of Joint Steering Committee.

4.1.1. The Parties shall continue in effect the joint steering committee (the “Joint Steering Committee” or “JSC”) established by them under the Original Agreement, which shall oversee and coordinate the Development of, regulatory filings for, and other Exploitation of the Licensed Product in the Field in the Territory.

4.1.2. The JSC shall be composed of four (4) members, with an equal number of members appointed by each Party. Each member of the JSC shall be an employee of the respective Party or of an Affiliate of such Party with significant experience and responsibility for oversight of the Licensed Product. Either Party may substitute any of its representatives on the JSC by notice to the other Party.

4.1.3. Salix shall appoint one of its representatives to serve as chairperson of the JSC (subject to the approval of Lupin, not to be unreasonably withheld). For clarity, the JSC shall at all times have a chairperson and the chairperson of the JSC shall at all times be an employee of Salix.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.2 Specific Responsibilities of Joint Steering Committee.

4.2.1. The JSC shall continuously monitor the progress of the Development Plan and the Commercialization Plan. Each Party shall provide updates regarding its progress on applicable aspects of the Development Plan and the Commercialization Plan no less than once per Calendar Quarter. The JSC shall provide status reports to the senior management of each of the Parties as appropriate, but also no less than once per Calendar Quarter.

4.2.2. The Parties contemplate that the responsibilities of the JSC shall evolve during the course of the Parties’ relationship under this Agreement.

4.2.3. In support of its responsibility for overseeing and coordinating the Development and Exploitation of the Licensed Product in the Field in the Territory, the JSC shall:

(a) establish a strategy for the Development, Regulatory Authorization, Commercialization and other Exploitation of the Licensed Product in the Field in the Territory;

(b) review and monitor the Development Plan and the implementation thereof, make recommendations to the Parties regarding updates, amendments and modifications to the Development Plan, and consider proposals of the Parties in respect of updates, amendments and modifications to the Development Plan;

(c) review and monitor the Commercialization Plan and the implementation thereof, make recommendations to the Parties regarding updates, amendments and modifications to the Commercialization Plan, and consider proposals of the Parties in respect of updates, amendments and modifications to the Commercialization Plan;

(d) review and make recommendations to the Parties regarding the conduct of Clinical Trials for additional indications for the Licensed Product and Post Approval Studies for the Licensed Product (in each case in the Field in the Territory) and amendments to the Development Plan in respect thereof;

(e) review statistical analysis plans and protocols for, and monitor the progress of, all Clinical Trials and Post Approval Studies for the Licensed Product in the Field in the Territory;

(f) review and make recommendations to the Parties on all proposed Product Labeling, Drug Approval Applications and other filings with Regulatory Authorities with respect to Regulatory Authorizations for the Licensed Product in the Field in the Territory; and

(g) perform such other functions as are expressly set forth in this Agreement or as the Parties may mutually agree in writing.

4.2.4. The Parties acknowledge and agree that the responsibilities of the JSC as set forth in Section 4.2.3 shall not include oversight or coordination of Lupin’s activities (a) in respect of the Licensed Product outside the Territory or in the Territory outside the Field or (a) as permitted by Sections 2.5.3, 2.5.4, and 2.5.5.

4.2.5. Lupin may at any time propose to the JSC that the Parties pursue the Development and Commercialization of a Licensed Product for pediatric indications. Upon any such proposal, the JSC shall discuss the feasibility and desirability of pursuing the Development and Commercialization of such a Licensed Product.

4.2.6. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The JSC shall only have the responsibilities specifically set forth in this Agreement and shall not have any rights or responsibilities under the API Supply Agreement or the Finished Product Supply Agreement.

4.3 Committees. The JSC may establish such other committees (each, including the JSC, a “Committee”) as it deems appropriate. Each Committee shall contain at least one (1) Lupin representative and the chairperson of each such Committee shall be designated by Salix (subject to the approval of Lupin, not to be unreasonably withheld). For clarity, each such Committee shall have a chairperson at all times and the chairperson of each such Committee shall at all times be an employee of Salix. The JSC may delegate its powers to any such Committee, but no such Committee may have any powers that are not granted to the JSC pursuant to this Agreement.

4.4 Meetings and Procedures.

4.4.1. Each Committee shall meet at least once during each Calendar Quarter, or as otherwise agreed to by the Parties, at a location designated by the chairperson of such Committee. The chairperson of each Committee shall be responsible for calling meetings and preparing and circulating an agenda in advance of each meeting of each Committee.

4.4.2. The chairperson of each Committee shall be responsible for preparing and issuing minutes of each meeting within thirty (30) days thereafter. Minutes shall be deemed approved unless any member of the Committee objects in writing to the accuracy of such minutes within seven (7) days of receipt of the minutes. In the event that any such objection is not resolved by mutual agreement of the Parties, such minutes shall be amended to reflect such unresolved dispute.

4.4.3. Each Committee shall have the right to adopt such standing rules as shall be necessary for its work to the extent that such rules are not inconsistent with this Agreement.

4.4.4. A quorum of a Committee shall exist whenever there is present at or participating in a meeting at least one (1) representative appointed by each Party.

4.4.5. Members of a Committee may, at each such member’s option, attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants and the chairperson of the Committee shall make appropriate arrangements accordingly. Representation by proxy shall be allowed. Employees or consultants of either Party that are not members of a Committee may attend any meeting of such Committee; provided, however, that such attendees (a) shall not vote or otherwise participate in the decision-making process of such Committee and (b) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article 10.

4.4.6. A Committee shall take action by consensus of the members present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by the chairperson of such Committee and one (1) representative of Lupin on such Committee.

4.4.7. If a Committee other than the JSC cannot, or does not, reach consensus on an issue within its jurisdiction, then the dispute shall be referred to the JSC for resolution and a special meeting of the JSC may be called for such purpose.

4.4.8. If the JSC cannot, or does not, reach consensus on an issue within its jurisdiction, including any dispute arising in another Committee and referred to the JSC pursuant to Section 4.4.7, [*].

4.4.9. Notwithstanding the provisions of Section 4.4.8, neither any Committee nor [*] may, without Lupin’s written consent in accordance with the provisions of Section 14.9, act to impose on Lupin any new obligation to perform research, Development, Manufacture or other activities.

4.5 Limitations on Authority. Each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no such rights, powers or discretion shall be delegated to or vested in a Committee unless the Parties expressly so agree in writing. No Committee shall have the power to amend, modify or waive compliance with this Agreement, which may only be amended or modified as provided in Section 14.9 or compliance with which may only be waived as provided in Section 14.12. No Committee shall have the power to determine compliance with this Agreement.

4.6 Sunset Provisions. The Parties acknowledge that the utility and roles of the Committees may evolve over the course of the term of this Agreement and that it is appropriate that such evolution be addressed by modifications to the role and operation of the Committees contemplated by Sections 4.1 through 4.5. For such purpose, either Party may, at

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

any time, propose by notice to the other Party that some or all of the operations of any Committee be terminated or modified or the frequency of its meetings be curtailed. Upon the giving of any such notice, the Parties shall discuss and act upon it in good faith and shall, in respect thereof, make such amendment to this Article 4, in accordance with the provisions of Section 14.9, as may be necessary to reflect their agreement.

ARTICLE 5

REGULATORY MATTERS

5.1 Regulatory Responsibilities.

5.1.1. Subject to the Development Plan, as between the Parties, Salix shall have sole responsibility and authority for:

(a) the implementation of Clinical Trials and related Development activities that are conducted in support of Regulatory Authorizations for the Licensed Product or Commercialization of the Licensed Product, in both cases in the Field in the Territory (and expressly excluding, for the avoidance of doubt, such Clinical Trials and related Development activities as may be conducted by Lupin outside the Territory or in the Territory outside the Field),

(b) obtaining and maintaining Regulatory Authorizations for the Licensed Product in the Field in the Territory, including all regulatory filings and applications for relevant Regulatory Authorizations, and

(c) other communications with Regulatory Authorities in regard to the Development and Commercialization of the Licensed Product in the Field in the Territory, including (i) all correspondence submitted to Regulatory Authorities related to the design, conduct or results of non-clinical trials, Clinical Trials and Post Approval Studies for the Licensed Product, (ii) except as otherwise contemplated by this Agreement, the API Supply Agreement, or the Finished Product Supply Agreement, all correspondence submitted to Regulatory Authorities related to the Manufacture of the Licensed Product, (iii) all pricing and reimbursement approval proceedings relating to the Exploitation of the Licensed Product, (iv) all drug naming approval proceedings, and (v) all proposed Product Labeling.

Nothing in this Section 5.1.1 shall limit Lupin’s authority and responsibility as set forth in the API Supply Agreement and the Finished Product Supply Agreement over the Manufacture of the Licensed Product.

5.1.2. Subject to Article 13, all Regulatory Authorizations and related submissions relating to the Licensed Product in the Field in the Territory shall be the property of Salix and held in the name of Salix; provided that, except as may be otherwise required by Applicable Law or in respect of any Regulatory Authorization relating to the Licensed Product in the Field in the Territory, any Regulatory Documentation in support of Lupin’s Manufacture of the Licensed Product (including any Lupin U.S. DMF) shall be the property of Lupin and held in the name of Lupin.

5.2 Regulatory Data. Lupin shall provide Salix on a timely basis with access to all material pre-clinical data and Clinical Data compiled in support of a Drug Approval Application or other regulatory filings with respect to any Designated Licensed Product, when and as such pre-clinical data or Clinical Data become available. Salix shall provide Lupin on a timely basis with access to all material pre-clinical data and Clinical Data compiled in support of a Drug Approval Application or other regulatory filings with respect to the Licensed Bioadhesive Product, when and as such pre-clinical data or Clinical Data become available. Without limiting the foregoing, Lupin shall, to the extent it has not already done so, provide to Salix promptly following the Amendment Effective Date, in such form and format as Salix may reasonably request, (a) copies of all correspondence between Lupin and any Regulatory Authority that relates to any Designated Licensed Product (other than the closed portion of Lupin’s Drug Master File as on file with the FDA or any other Regulatory Authority and correspondence related thereto) and (b) all pre-clinical data and Clinical Data arising from or relating to Clinical Study Report Study Number: [*].

5.3 Rights of Reference; Consideration.

5.3.1. Lupin will be provided, without additional consideration except as provided in Section 5.3.2, with rights to cross reference, file or incorporate by reference any data or documentation used in support of regulatory filings by Salix, including any technical documentation prepared by or on behalf of Salix in accordance with Applicable Law, including Directive 93/42/EEC, as and to the extent necessary or useful to support any applications for Regulatory Authorizations that Lupin or its licensees may make in respect of any Designated Licensed Product outside the Territory or in the Territory outside of the Field.

5.3.2. In consideration of the rights extended to it pursuant to Section 5.3.1, Lupin agrees that in the event it enters into an agreement with one or more Third Parties to Exploit any Designated Licensed Product, Salix shall be entitled to deduct from royalties it would otherwise owe to Lupin pursuant to Section 7.3 an amount equal to the lesser of (a) [*] percent ([*]%) of (i) any (A) [*], (B) [*], and (C) [*], in each case ((A), (B) and (C)) paid to Lupin by such Third Party under such agreement, and (ii) any [*] and paid to Lupin by such Third Party under such agreement in respect of sales of the Designated Licensed Product made by such Third Party (collectively, “Third Party License Payments”) and (b) [*] percent ([*]%) of the amount of [*] with any excess beyond such [*] percent ([*]%) amount to be [*]. In the event Lupin enters into any agreement described in the preceding sentence, then within thirty (30) days after the end of the second Calendar Quarter of each Calendar Year and the end of each Calendar Year, Lupin shall provide to Salix detailed information regarding all Third Party License Payments paid to Lupin by such Third Party under such agreement in the preceding two (2) Calendar Quarters. Lupin shall, and shall cause its licensees and its and their respective Affiliates to, keep complete and accurate financial books and records that, in reasonable detail, fairly reflect any Third Party License Payments paid to Lupin by such Third Party under such agreement in conformity with GAAP and this Agreement. Such books and records shall be retained by Lupin, its licensees and its and their respective Affiliates until the later of (a) three

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(3) years after the end of the period to which such books and records pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law. Such books and records shall be subject to audit in accordance with the procedures set forth in Section 14.18. Payments made or to be made by Lupin to Salix pursuant to this Section 5.3.2 shall be made in accordance with the provisions of Sections 7.5 and 7.6 mutatis mutandis and Section 14.18.

ARTICLE 6

COMMERCIALIZATION

6.1 In General. As between the Parties, Salix shall have the sole right and obligation, at [*] cost and expense, to Commercialize the Licensed Product in the Field in the Territory in accordance with this Agreement. Without limiting the foregoing, Salix shall, and shall cause its Sublicensees and its and their respective Affiliates to use Commercially Reasonable Efforts to, Commercialize the Covered Product in the Field in the United States following the receipt of all Regulatory Authorizations necessary for commercial sale of the Covered Product in the Field in the United States. For purposes of this Section 6.1, Salix’s Commercially Reasonable Efforts shall include in respect of the United States at least the efforts set forth on Schedule 6.1.

6.2 Commercialization Plan in the Field in the Territory.

6.2.1. Plan Contents. The Commercialization of the Licensed Product in the Field in the Territory shall be conducted pursuant to a comprehensive multi-year plan to be prepared by Salix pursuant to Section 6.2.2 (such plan, as amended from time to time, the “Commercialization Plan”), which plan shall be consistent with Salix’s obligations set forth in Section 6.1. Without limiting the generality of the foregoing, the Commercialization Plan shall set forth the Promotion efforts, including the positioning of the Licensed Product in the detailing of physicians or other health care professionals and the type and level of other sales force activities to be performed by Salix in furtherance of the Commercialization Plan. The Commercialization Plan shall further set forth quarterly spending commitments and timelines for meeting Commercialization goals proposed by the JSC.

6.2.2. Preparation and Update of Commercialization Plan. Not later than [*] ([*]) days after the Acceptance of a Drug Approval Application in respect of the Licensed Product, Salix shall provide to Lupin a preliminary Commercialization Plan. Thereafter, Salix shall propose to the JSC amendments and updates to the Commercialization Plan as and when necessary to reflect any changes to the overall strategy or intended activities relating to the Commercialization of the Licensed Product in the Field in the Territory, but no less than once every Calendar Quarter.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.3 Pricing. Salix may in its sole discretion establish the retail price and any discount strategies for the Licensed Product in the Field in the Territory; provided, however, that Salix, its Sublicensees and its and their respective Affiliates shall not, [*].

6.4 Compliance with Applicable Law. Salix shall, and shall cause its Sublicensees and its and their respective Affiliates to, comply with all Applicable Laws with respect to the Commercialization of the Licensed Product pursuant to this Article 6.

ARTICLE 7

CONSIDERATION

7.1 Payments to Lupin. In partial consideration of the licenses and other rights granted herein, Salix shall make the following payments to Lupin:

7.1.1. Up-Front Payment. Salix shall pay a one-time nonrefundable, non-creditable, fully earned expanded patent license fee in the amount of ten million Dollars ($10,000,000) within ten (10) days of the Amendment Effective Date. This amount is in addition to the patent license fee contemplated by Section 7.1.1 of the Original Agreement.

7.1.2. Milestone Payments. Salix shall pay Lupin the milestone payments set forth on Schedule 7.1.2 on achievement by Salix or any of its Affiliates or Sublicensees of each of the milestones set forth on Schedule 7.1.2 during the term of this Agreement, within (30) days after the achievement of the relevant milestone. Salix shall notify Lupin promptly of any determination, completion or approval that would trigger a payment by Salix to Lupin under this Section 7.1.2 and the amount of the payment required and shall pay such amount as provided herein.

7.2 Commercialization Outside the United States. In the event that Salix intends, either itself or through any of its Affiliates or through Sublicensees, to Commercialize the Covered Product outside the United States, then, prior to and as a condition to such Commercialization of the Covered Product, Salix and Lupin shall negotiate in good faith to establish terms and conditions, consistent with those customary in the industry given the reasonably expected scientific, regulatory and commercial potential of the Covered Product in the country or countries in which Salix proposes to commence Commercialization of the Covered Product, in respect of the consideration to be paid to Lupin in connection therewith and to set forth such terms and conditions in an amendment to this Agreement or in such other form of agreement as Salix and Lupin may mutually determine.

7.3 Royalties.

7.3.1. In General. Subject to Sections 7.3.2 and 7.3.3, Salix shall pay to Lupin a royalty of [*] percent ([*]%) of Net Sales of the Covered Product.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

7.3.2. Royalty Term.

(a) Salix’s obligations to pay royalties under Section 7.3.1 shall terminate with respect to any Licensed Bioadhesive Product in each country in the Territory upon the earlier of (a) the date of the first commercial sale (by a Person other than Salix or its Sublicensees or any of its or their respective Affiliates) in such country of a product that is approved by a Regulatory Authority and constitutes a Prescription Competitive Product in respect of such Licensed Bioadhesive Product and (b) the later of (i) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Bioadhesive Product and (ii) the first date on which there is no longer (A) a Lupin Patent or Lupin Improvement Patent that includes at least one Valid Claim in the country that would be infringed by Salix’s Exploitation of the Licensed Bioadhesive Product in such country in the absence of the licenses granted in Sections 2.1 and 8.1.4 or (B) any Data Exclusivity with respect to such Licensed Bioadhesive Product in the country. If, prior to the termination of the royalty obligations of Salix under Section 7.3.1, this Agreement has not been terminated pursuant to Section 13.2, 13.3, 13.4, or 13.5, then upon termination of the royalty obligations of Salix under Section 7.3.1 with respect to any Licensed Bioadhesive Product in a particular country that is a Designated Licensed Product, the license grants to Salix in Section 2.1 in respect of such Licensed Bioadhesive Product shall become non-exclusive, fully paid-up, perpetual and irrevocable with respect to such Licensed Bioadhesive Product in such country. Following any termination of Salix’s obligation to pay royalties under Section 7.3.1 in respect of any Licensed Bioadhesive Product in a particular country, Salix shall only be responsible for any royalty payments based on Net Sales of such Licensed Bioadhesive Product that occurred in such country prior to the effective date of such termination.

(b) Salix’s obligations to pay royalties under Section 7.3.1 shall terminate with respect to any Covered Non-Bioadhesive Product in each country in the Territory upon the earlier of (i) the date of the first commercial sale (by a Person other than Salix or its Sublicensees or any of its or their respective Affiliates) in such country of a product that is approved by a Regulatory Authority and constitutes a Prescription Competitive Product in respect of such Covered Non-Bioadhesive Product and (ii) the first date on which the Covered Non-Bioadhesive Product ceases to constitute a Covered Product. For the avoidance of doubt, (i) if, prior to the termination of the royalty obligations of Salix under Section 7.3.1, this Agreement has not been terminated pursuant to Section 13.2, 13.3, 13.4, or 13.5, upon termination of the royalty obligations of Salix under Section 7.3.1 with respect to any Covered Non-Bioadhesive Product in a particular country that is a Designated Licensed Product, the license grants to Salix in Section 2.1 in respect of such Covered Non-Bioadhesive Product shall, to the extent still relevant, become non-exclusive, fully paid-up, perpetual and irrevocable with respect to such Covered Non-Bioadhesive Product in such country; and (ii) following any termination of Salix’s obligation to pay royalties under Section 7.3.1 in respect of any Covered Non-Bioadhesive Product in a particular country, Salix shall only be responsible for any royalty payments based on Net Sales of the Covered Non-Bioadhesive Product that occurred in such country prior to the effective date of such termination.

7.3.3. Royalty Step-Down.

(a) The royalties payable pursuant to Section 7.3.1 in respect of any Licensed Bioadhesive Product in a particular country shall be reduced by [*] ([*]) (a) during any period in which there are no Valid Claims of any Lupin Patent or Lupin Improvement Patent that would be infringed by the Exploitation of such Licensed Bioadhesive Product in such country in the absence of the license grants under Sections 2.1 and 8.1.4 or (b) if, following the first commercial sale (by a Person other than Salix or its Sublicensees or any of its or their respective Affiliates) in such country of a Non-Prescription Competitive Bioadhesive Product, (i) aggregate commercial sales of units of such Licensed Bioadhesive Product in such country decline on a Calendar Quarter-by-Calendar Quarter basis, based on data generated by, as Salix may determine, Wolters Kluwer or IMS International (or if such data is not available from either of such sources, another reliable data source that is mutually agreed by the Parties by mutual written consent), for [*] ([*]) or more consecutive Calendar Quarters during the first [*] ([*]) years following such first commercial sale in such country of a Non-Prescription Competitive Bioadhesive Product and (ii) such decline in commercial sales of units of such Licensed Bioadhesive Product in such country over [*] ([*]) consecutive Calendar Quarters in the aggregate is at least [*] percent ([*]%).

(b) The royalties payable pursuant to Section 7.3.1 in respect of any Covered Non-Bioadhesive Product in a particular country shall be reduced by [*] ([*]) if, following the first commercial sale (by a Person other than Salix or its Sublicensees or any of its or their respective Affiliates) in such country of a product that constitutes a Non-Prescription Competitive Product in respect of such Covered Non-Bioadhesive Product, (i) aggregate commercial sales of units of such Covered Non-Bioadhesive Product in such country decline on a Calendar Quarter-by-Calendar Quarter basis, based on data generated by, as Salix may determine, Wolters Kluwer or IMS International (or if such data is not available from either of such sources, another reliable data source that is mutually agreed by the Parties by mutual written consent), for [*] ([*]) or more consecutive Calendar Quarters during the first [*] ([*]) years following such first commercial sale in such country of such Non-Prescription Competitive Product and (ii) such decline in commercial sales of units of such Covered Non-Bioadhesive Product in such country over [*] ([*]) consecutive Calendar Quarters in the aggregate is at least [*] percent ([*]%).

7.3.4. Royalty Payments. Running royalties shall be payable on a quarterly basis, within thirty (30) days after the end of each Calendar Quarter, based upon the aggregate Net Sales in the Field in the Territory during such Calendar Quarter. Notwithstanding the foregoing, (a) if at the end of a given Calendar Year, the royalty statement described in Section 7.3.5 shows that Salix has overpaid royalties for any Calendar Quarter during such Calendar Year, then at Salix’s option, (i) Salix shall have the right to deduct the amount of such overpayment from its royalty payment otherwise due to Lupin for the fourth Calendar Quarter of such Calendar Year, or (ii) Lupin shall reimburse to Salix the amount of such overpayment within thirty (30) days after receipt of the royalty payment or royalty statement for the fourth Calendar Quarter of such Calendar Year, and (b) if at the end of a Calendar Year, the royalty statement described in Section 7.3.5 shows that Salix has underpaid royalties for any Calendar

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Quarter during such Calendar Year, then Salix shall pay to Lupin the amount of such underpayment together with its royalty payment for the fourth Calendar Quarter of such Calendar Year. Royalties shall be calculated in accordance with GAAP and with the terms of this Article 7. Only one royalty payment shall be due on Net Sales even though the sale or use of the Covered Product may be covered by more than one Patent or item of Lupin Know-How.

7.3.5. Royalty Statements. Each royalty payment hereunder shall be accompanied by a statement in sufficient detail to allow for the calculation of royalties due hereunder, including by showing at a minimum, for the applicable Calendar Quarter and, in respect of the royalty statement for the fourth Calendar Quarter of each Calendar Year, the Calendar Year: (a) Invoiced Sales and Net Sales for the relevant period, (b) the number of units of Covered Product sold during the relevant period, (c) a detailed breakdown of any deductions from the Invoiced Sales to obtain Net Sales, (d) the amount of royalties due on such Net Sales, and (e) the information set forth under clauses (a) through (d) of this Section 7.3.5, disaggregated by Sublicensee.

7.4 Minimum Consideration.

7.4.1. Quarterly Payments.

(a) Within thirty (30) days following the end of each of the first three (3) Contract Quarters of each Contract Year, Salix shall pay to Lupin the amount, if any, by which the Creditable Consideration for such Contract Quarter is less than [*] Dollars ($[*]), such [*] Dollar ($[*]) amount to be prorated for any Contract Quarter that is less than a full three (3)-month period based on the number of days in such Contract Quarter divided by ninety (90) (any such amount required to be paid by Salix pursuant to this Section 7.4, a “Minimum Consideration Quarterly Reconciliation Payment”).

(b) Salix shall be entitled to withhold all or an appropriate portion of any Minimum Consideration Quarterly Reconciliation Payment for a Contract Quarter in the event that Salix should make a good faith determination that the sum of all Creditable Consideration for the Contract Year in which the Contract Quarter to which the Minimum Consideration Quarterly Reconciliation Payment relates falls plus all Minimum Consideration Quarterly Reconciliation Payments made in respect of Contract Quarters falling in such Contract Year has or is likely to exceed [*] Dollars ($[*]), such withheld amount to be only such amount as Salix in good faith determines to be appropriate in order to cause the sum of all Creditable Consideration for the Contract Year in which the Contract Quarter to which the Minimum Consideration Quarterly Reconciliation Payment relates falls plus all Minimum Consideration Quarterly Reconciliation Payments made in respect of Contract Quarters falling in such Contract Year not to exceed [*] Dollars ($[*]). Prior to effecting any withholding of a Minimum Consideration Quarterly Reconciliation Payment pursuant to the preceding sentence, Salix shall provide Lupin with a written explanation that sets forth, in reasonable detail, the basis for such withholding and its amount. In the event that Lupin disagrees with any aspect of such explanation, Lupin may at any time notify Salix of its objections. Salix shall consider Lupin’s objections in good faith and make any such adjustments in prior or future withholdings of Minimum Consideration Quarterly Reconciliation Payments as it may determine as a result of such good faith consideration of Lupin’s objections to be warranted.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

7.4.2. Annual Reconciliation.

(a) In the event the sum of all Creditable Consideration for a Contract Year plus any Minimum Consideration Quarterly Reconciliation Payments made in respect of such Contract Year is less than [*] Dollars ($[*]), with such [*] Dollar ($[*]) amount to be prorated for any Contract Year that is less than a full twelve (12)-month period based on the number of days in such Contract Year divided by three hundred sixty-five (365), then, within thirty (30) days following the end of such Contract Year, Salix shall pay to Lupin an amount equal to the amount of such deficiency (any such amount required to be paid by Salix pursuant to this Section 7.4.2(a), a “Minimum Consideration Annual Reconciliation Payment”).

(b) In the event the sum of all Creditable Consideration for a Contract Year plus any Minimum Consideration Quarterly Reconciliation Payments made in respect of such Contract Year is more than [*] Dollars ($[*]), with such [*] Dollar ($[*]) amount to be prorated for any Contract Year that is less than a full twelve (12)-month period based on the number of days in such Contract Year divided by three hundred sixty-five (365), then, Salix may invoice Lupin for a refund of the amount of an excess up to a maximum of the sum of all Minimum Consideration Quarterly Reconciliation Payments made by Salix in respect of Contract Quarters falling in such Contract Year and Lupin shall pay any such invoice within thirty (30) days of receipt (any such amount required to be paid by Lupin pursuant to this Section 7.4.2(b), a “Minimum Consideration Annual Reconciliation Refund”).

7.5 Mode of Payment. All payments to Lupin under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Lupin may from time to time designate by notice to Salix.

7.6 Taxes. The royalties, milestones and other amounts payable by Salix to Lupin pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. Lupin alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Salix) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Salix shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Lupin is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Salix or the appropriate governmental authority (with the assistance of Salix to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Salix of its obligation to withhold tax, and Salix shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that Salix has received evidence, in a form reasonably satisfactory to Salix, of Lupin’s delivery of all applicable forms (and, if necessary, its receipt of appropriate

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

governmental authorization) at least fifteen (15) days prior to the time that the Payments are due. If, in accordance with the foregoing, Salix withholds any amount, it shall pay to Lupin the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Lupin proof of such payment within ten (10) days following such payment. Salix shall be responsible for any sales or other similar tax that Lupin may be required to collect with respect to the Payments.

7.7 Financial Records . Salix shall, and shall cause its Sublicensees and its and their respective Affiliates to, keep complete and accurate financial books and records pertaining to the Invoiced Sales (including any deductions therefrom) and Net Sales of Covered Product in sufficient detail to calculate the royalties and other amounts payable under this Agreement. Such books and records shall be retained by Salix, its Sublicensees and its and their Affiliates, until the later of (a) three (3) years after the end of the period to which such books and records pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Ownership of Intellectual Property.

8.1.1. Existing Rights. Each Party shall remain the sole owner of any and all intellectual property rights, including any ownership or property rights in materials, owned by it at the Effective Date of the Original Agreement.

8.1.2. Ownership of Improvements.

(a) Improvements which are or were made or generated exclusively by or on behalf of Lupin, its Sublicensees or its or their respective Affiliates (“Lupin Improvements”) shall be owned by Lupin.

(b) Improvements which are or were made or generated exclusively by or on behalf of Salix, its Sublicensees or its or their respective Affiliates (“Salix Improvements”) shall be owned by Salix.

(c) As between the Parties, the Parties shall each own an equal, undivided interest in Improvements which are or were made or generated jointly by or on behalf of Lupin (or its licensees or Sublicensees or any of its or their respective Affiliates), on the one hand, and Salix (or its Sublicensees or any of its or their respective Affiliates), on the other hand (“Joint Improvements”).

(d) Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and Sublicensees to so disclose, the development, making, conception or reduction to practice of any Improvement. Without limiting the provisions of the preceding sentence, at least once during every Calendar Quarter during the term of this Agreement, each Party shall deliver to the other a written report describing any and all Improvements generated or developed by it, its Affiliates or, as relevant, its Sublicensees or their Affiliates during the relevant period or, if such is the case, stating that no Improvements were so generated or developed.

8.1.3. United States Law. The determination of whether Improvements are or were conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with applicable law in the United States. In the event that United States law does not apply to the conception, discovery, development or making of any Improvement, each Party shall, and does hereby, assign, and shall cause its Affiliates and Sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Improvements as well as any intellectual property rights with respect thereto, as is necessary to fully effect ownership as contemplated by Section 8.1.2.

8.1.4. Use of Joint Technology. Subject to Article 13 and the licenses granted under Sections 2.1 and 2.4, Lupin shall have the right to practice, use or otherwise exploit the Joint Technology to perform its obligations hereunder and outside the Territory or in the Territory outside the Field in respect of the Licensed Product and to grant licenses and sublicenses through multiple tiers without a duty of accounting to Salix; and Salix shall have the right to practice, use or otherwise exploit the Joint Technology to perform its obligations hereunder and in the Field in the Territory in respect of the Licensed Product and to grant licenses and sublicenses through multiple tiers without a duty of accounting to Lupin. Except as contemplated by the preceding sentence, neither Party shall have the right to practice, use or otherwise exploit the Joint Technology without the written consent of the other Party. For each country where a specific license is required to be granted by a Joint Technology owner to the other Joint Technology owner in order for the other Joint Technology owner to practice, use or otherwise exploit such Joint Technology in such country, (i) Lupin shall, and does hereby, grant to Salix an non-exclusive, fully paid-up license, with the right to grant sublicenses through multiple tiers, to Lupin’s right, title and interest in and to all Joint Technology to perform its obligations hereunder and to Exploit the Licensed Product in the Field in the Territory and (ii) Salix shall, and does hereby, grant to Lupin a non-exclusive, fully paid-up license, with the right to grant sublicenses through multiple tiers, to Salix’s right, title and interest in and to all Joint Technology to perform its obligations hereunder and to Exploit the Licensed Product outside the Territory or in the Territory outside the Field. The provisions of this Section 8.1.4 shall survive the expiration or termination of this Agreement.

8.2 Maintenance and Prosecution of Patents.

8.2.1. Lupin Patents, Lupin Improvement Patents, and Joint Platform Patents.

(a) Lupin shall have the first right, but not the obligation, to prepare, file, prosecute and maintain Lupin Patents, Lupin Improvement Patents, and Joint Platform Patents and shall be responsible for related interference, re-issuance, re-examination and opposition proceedings; provided that, in the case of any such Patents that are reasonably useful or necessary for the Exploitation of the Licensed Product, (i) Lupin shall keep Salix reasonably informed in respect of its actions under this Section 8.2.1 and (ii) Lupin shall solicit and reasonably consider any Salix proposals in respect of Lupin’s actions under this Section 8.2.1 and Lupin shall make commercially reasonable efforts not to take any positions that would adversely affect the position of any such Patent in the Territory; provided, however, if Lupin plans to abandon any such Patent that is reasonably useful or necessary for the Exploitation of the Licensed Product, Lupin shall notify Salix in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to prosecute or maintain such Patent, and Salix may elect, upon notice within such ninety (90) day period to Lupin, to make such payment or take such action (i) in respect of the Territory, for all actions, and (ii) in any country outside the Territory in which Rifaximin or the Licensed Product is being manufactured, for any action relating to Rifaximin or the Licensed Product, in each case ((i) and (ii)) of this second proviso clause) at [*] expense and in Lupin’s name, and Lupin shall reasonably cooperate with Salix in connection with such maintenance activities. If Lupin so chooses, Lupin may, at [*] cost and expense, assign all of Lupin’s right, title and interest to any Lupin Patent, Lupin Improvement Patent or Joint Platform Patent to Salix, after which assignment the enforcement of such Lupin Patent, Lupin Improvement Patent or Joint Platform Patent shall be governed by the provisions of Section 8.3.3 and Lupin shall have no obligation to enforce, or to incur any expense in connection with the enforcement, of such Lupin Patent, Lupin Improvement Patent or Joint Platform Patent.

(b) Except as expressly permitted in this Section 8.2.1, Salix shall have no right to prepare, file, prosecute or maintain any Lupin Patent, any Lupin Improvement Patent or any Joint Platform Patent.

8.2.2. Salix Patents and Certain Joint Patents. Salix shall have the first right, but not the obligation, to prepare, file, prosecute and maintain Salix Patents and Joint Patents other than Joint Platform Patents and Joint Product Patents and shall be responsible for related interference, re-issuance, re-examination and opposition proceedings; provided that Salix shall keep Lupin reasonably informed in respect of its actions under this Section 8.2.2; provided, however, if Salix plans to abandon any such Patent, Salix shall notify Lupin in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to prepare, file prosecute or maintain such Patents, and Lupin may elect, upon notice within such ninety (90) day period to Salix, to make such payment or take such action, at [*] expense and in Salix’s name, and Salix shall reasonably cooperate with Lupin in connection with such maintenance activities. Except as expressly permitted in this Agreement, Lupin shall have no right to prepare, file, prosecute or maintain any Salix Patent or any Joint Patent other than Joint Platform Patents and Joint Product Patents.

8.2.3. Joint Product Patents.

(a) Salix shall have the first right, but not the obligation, to prepare, file, prosecute and maintain Joint Product Patents in the Territory and shall be

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

responsible for related interference, re-issuance, re-examination and opposition proceedings; provided that Salix shall keep Lupin reasonably informed in respect of its actions under this Section 8.2.3(a); provided, however, if Salix plans to abandon any such Patent in the Territory during the term of this Agreement, Salix shall notify Lupin in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to prepare, file prosecute or maintain such Patent in the Territory, and Lupin may elect, upon notice within such ninety (90) day period to Salix, to make such payment or take such action, at Lupin’s expense and in Salix’s name, and Salix shall reasonably cooperate with Lupin in connection with such maintenance activities. Except as expressly permitted in this Agreement, Lupin shall have no right to prepare, file, prosecute or maintain any Joint Product Patents in the Territory.

(b) Lupin shall have the first right, but not the obligation, to prepare, file, prosecute and maintain Joint Product Patents outside the Territory and shall be responsible for related interference, re-issuance, re-examination and opposition proceedings; provided that Lupin shall keep Salix reasonably informed in respect of its actions under this Section 8.2.3(b); provided further that Lupin shall take no action that Salix determines in its sole and absolute discretion would adversely affect the position of any such Patent in the Territory; provided, however, if Lupin plans to abandon any such Patent in any country outside the Territory during the term of this Agreement, Lupin shall notify Salix in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to prepare, file prosecute or maintain such Patents outside the Territory, and Salix may elect, upon written notice within such ninety (90) day period to Lupin, to make such payment or take such action, at [*] expense and in Lupin’s name, and Lupin shall reasonably cooperate with Lupin in connection with such maintenance activities. If Lupin so chooses, Lupin may, at [*] cost and expense, assign all of Lupin’s right, title and interest to any Joint Product Patent to Salix, after which assignment the enforcement of such Joint Product Patent shall be governed by the provisions of Section 8.3.3 and Lupin shall have no obligation to enforce, or to incur any expense in connection with the enforcement, of such Joint Product Patent. Except as expressly permitted in this Agreement, Salix shall have no right to prepare, file, prosecute or maintain any Joint Product Patents outside the Territory.

8.3 Enforcement of Patents.

8.3.1. Notice. If any Lupin Patent, any Lupin Improvement Patent, any Salix Patent or any Joint Patent is allegedly or actually infringed by a Third Party in a manner relating to this Agreement, the Party first having knowledge of such infringement shall promptly notify the other Party in writing. The notice shall set forth the facts of that infringement in reasonable detail.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

8.3.2. Lupin Patents, Lupin Improvement Patents and Joint Platform Patents.

(a) Lupin shall have the first right, but not the obligation, to control the prosecution of any infringement described in Section 8.3.1 relating to the Lupin Patents, the Lupin Improvement Patents and the Joint Platform Patents or, subject to the provisions of this Section 8.3.2, to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities; provided that, in the case of any Lupin Patent, Lupin Improvement Patent or Joint Platform Patent that is reasonably useful or necessary for the Exploitation of the Licensed Product, Lupin shall appoint counsel reasonably acceptable to Salix; provided further that Lupin shall be obligated, at Salix’s request and expense, to prosecute any infringement described in Section 8.3.1 in respect of the Lupin Platform Patent in the event that such Patent is the only Orange Book-listed Patent in respect of the Licensed Product. In the event that Lupin is obligated to enforce the Lupin Platform Patent as described above, Lupin shall solicit and reasonably consider Salix’s proposals in respect of litigation strategy and expenditures. If Lupin does not initiate an infringement action relating to any Lupin Patent, Lupin Improvement Patent or Joint Platform Patent that is reasonably useful or necessary for the Exploitation of the Licensed Product within ninety (90) days (or twenty-five (25) days in the case of an action brought under the Hatch-Waxman Act or within the timeframe of any other relevant regulatory or statutory framework that may govern) of learning of the infringement, or earlier notifies Salix in writing of its intent not to so initiate an action, and Lupin has not granted such infringing Third Party rights and licenses to continue its otherwise infringing activities, then Salix shall have the right, but not the obligation, to bring such an action (i) in the Territory in respect of the Lupin Product Patent, and (ii) in any country outside the Territory in which Rifaximin or the Licensed Product is being manufactured; provided, however, that the non-controlling Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.3.2 may be entered into without the joint consent of Lupin and Salix, such consent not to be unreasonably withheld or delayed; provided that Salix’s consent shall only be required with respect to any Lupin Patent, Lupin Improvement Patent or Joint Platform Patent that is reasonably useful or necessary for the Exploitation of the Licensed Product.

(b) Notwithstanding the foregoing clause (a) (but subject to Lupin’s obligation to enforce the Lupin Platform Patent as described therein), Salix shall have the first right, but not the obligation, through counsel reasonably acceptable to Lupin, to control the prosecution of any infringement described in Section 8.3.1 relating to Orange Book-listed Lupin Product Patents, Lupin Patents and Lupin Improvement Patents that are reasonably useful or necessary for the Exploitation of the Licensed Product or foreign counterparts thereof or, subject to the provisions of this Section 8.3.2, to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities. If Salix does not initiate an infringement action relating to any such Patent within ninety (90) days (or twenty-five (25) days in the case of an action brought under the Hatch-Waxman Act or within the timeframe of any other relevant regulatory or statutory framework that may govern) of learning of the infringement, or earlier notifies Lupin in writing of its intent not to so initiate an action, and Salix has not granted such infringing Third Party rights and licenses to continue its otherwise infringing activities, then Lupin shall have the right, but not the obligation, to bring such an action; provided, however, that Salix shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.3.2 may be entered into without the joint consent of Lupin and Salix, such consent not to be unreasonably withheld or delayed.

8.3.3. Salix Patents and Certain Joint Patents. Salix shall have the first right, but not the obligation, through counsel reasonably acceptable to Lupin, to control the prosecution of any infringement described in Section 8.3.1 relating to the Salix Patents or Joint Patents other than Joint Platform Patents and Joint Product Patents or, subject to the provisions of this Section 8.3.3, to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.3.3 may be entered into without the joint consent of Lupin and Salix, such consent not to be unreasonably withheld or delayed.

8.3.4. Joint Product Patents.

(a) Salix shall have the first right, but not the obligation, through counsel reasonably acceptable to Lupin, to control the prosecution of any infringement described in Section 8.3.1 in the Territory relating to the Joint Product Patents or, subject to the provisions of this Section 8.3.4, to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.3.4 may be entered into without the joint consent of Lupin and Salix, such consent not to be unreasonably withheld or delayed. If Salix does not initiate an infringement action within ninety (90) days (or twenty-five (25) days in the case of an action brought under the Hatch-Waxman Act or within the timeframe of any other relevant regulatory or statutory framework that may govern) of learning of the infringement, or earlier notifies Lupin in writing of its intent not to so initiate an action, and Salix has not granted such infringing Third Party rights and licenses to continue its otherwise infringing activities, then Lupin shall have the right, but not the obligation, to bring such an action; provided, however, that the non-controlling Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b) Lupin shall have the first right, but not the obligation, through counsel reasonably acceptable to Salix, to control the prosecution of any infringement described in Section 8.3.1 in any country outside the Territory relating to the Joint Product Patents or, subject to the provisions of this Section 8.3.4, to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.3.4 may be entered into without the joint consent of Lupin and Salix, such consent not to be unreasonably withheld or delayed.

8.3.5. Enforcement Procedure. In the event a Party is entitled to and brings an infringement action in accordance with this Section 8.3, the other Party shall cooperate fully, including furnishing of a power of attorney, being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. If a Party pursues an action against such alleged infringement, it shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken to preclude such infringement.

8.3.6. Costs and Recovery. Each Party shall [*] relating to any enforcement action commenced pursuant to this Section 8.3. Any damages or other amounts collected shall be [*]. Any remainder after such reimbursement is made shall be [*] under this Agreement with respect to the Licensed Product.

8.4 Infringement Claims by Third Parties.

8.4.1. Defense of Third Party Claims. If a Third Party asserts that a Patent or other intellectual property right (other than Trademarks, which shall be governed by Section 8.7) owned or controlled by it is infringed by the Exploitation of the Licensed Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim along with the related facts in reasonable detail. Salix shall have the first right, but not the obligation, through counsel reasonably acceptable to Lupin, to control the defense of any such claim in the Territory and Lupin shall have the first right, but not the obligation, through counsel reasonably acceptable to Salix, to control the defense of any such claim outside the Territory. If the Party with primary responsibility for defense under this Section 8.4.1 does not accept control of the defense of such claim within ninety (90) days (or twenty-five (25) days in the case of an action brought under the Hatch-Waxman Act or within the timeframe of any other relevant regulatory or statutory framework that may govern) of learning of the claim, or earlier notifies the other Party in writing of its intent not to so assume control of such defense, then the other Party shall have the right, but not the obligation, to defend against such claim; provided, however, that the non-controlling Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

8.4.2. Settlement of Third Party Claims. The Party that controls the defense of a given claim shall also have the right to control settlement of such claim; provided, however, that (a) no settlement shall be entered into by such controlling Party without the prior written consent of the non-controlling Party if such settlement would adversely affect or diminish the rights and benefits of the non-controlling Party under this Agreement, impose any new obligations or adversely affect any obligations of the non-controlling Party under this Agreement, or adversely affect the validity or enforceability of the Patents or other intellectual property rights of such non-controlling Party and (b) the controlling Party shall not be entitled to settle any such Third Party claim by granting a license or covenant not to sue under or with respect to the non-controlling Party’s intellectual property rights without the prior written consent of the non-controlling Party.

8.4.3. Allocation of Costs. Each Party shall bear its own costs and expenses relating to any defense pursuant to this Section 8.4. Any damages or other amounts

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

collected shall be first allocated to reimburse the Party that has exercised its right to control the defense of the claim for its costs and expenses in making such recovery, and second to reimburse the other Party for its costs and expenses in making such recovery. Any remainder after such reimbursement is made shall [*] under this Agreement with respect to the Licensed Product.

8.4.4. Assistance. Each Party shall provide to the other Party all reasonable assistance requested by the other Party in connection with any action, claim or suit under this Section 8.4, at the requesting Party’s expense, including allowing such other Party access to the assisting Party’s files and documents and to the assisting Party’s personnel who may have possession of relevant information. In particular, the assisting Party shall promptly make available to the other Party all information in its possession or control that it is aware shall assist the other Party in responding to any such action, claim or suit.

8.5 Invalidity or Unenforceability Defenses or Actions.

8.5.1. Third Party Defense or Counterclaim. If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 8.3, that any Lupin Patent, Lupin Improvement Patent, Salix Patent, or Joint Patent is invalid or unenforceable, then the Party pursuing such infringement action shall promptly give notice to the other Party. With respect to the Lupin Patents, the Lupin Improvement Patents, and the Joint Platform Patents, Lupin shall have the first right, but not the obligation, through counsel, in the case of any such Patent that is reasonably useful or necessary for the Exploitation of the Licensed Product, reasonably acceptable to Salix, to respond to such defense or defend against such counterclaim (as applicable) and, if Salix (or its Sublicensees or any of its or their respective Affiliates) is pursuing the applicable infringement action under Section 8.3, Salix (or its Sublicensees or any of its or their respective Affiliates) shall allow Lupin to control such response or defense (as applicable). With respect to the Salix Patents and the Joint Patents other than the Joint Platform Patents, Salix shall have the first right, but not the obligation, through counsel reasonably acceptable to Lupin, to respond to such defense or defend against such counterclaim (as applicable) and, if Lupin is pursuing the applicable infringement action under Section 8.3, Lupin shall allow Salix to control such response or defense (as applicable). Any costs and expenses with respect to such response or defense against such counterclaim shall be borne by the Party controlling such response or defense. If either Party (and such Party’s licensors, to the extent permitted by its agreements therewith, and Sublicensees, if any) determines not to assume or fails to assume such defense within relevant timeframes, the other Party shall, at its sole cost and expense, have the right to defend against such action or claim; provided that Salix’s right to defend against actions or claims relating to any Lupin Patent, Lupin Improvement Patent or Joint Platform Patent shall be limited to actions or claims relating to any such Patent that is reasonably useful or necessary for the Exploitation of the Licensed Product; provided further that such other Party shall obtain the written consent of Lupin, with respect to the Lupin Patents, the Lupin Improvement Patents and the Joint Patents, or Salix, with respect to the Salix Patents and the Joint Patents, prior to ceasing to defend, settling or otherwise compromising any such action or claim, such consent not to be unreasonably withheld or delayed.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

8.5.2. Third Party Declaratory Judgment or Similar Action. If a Third Party asserts, in a declaratory judgment action or similar action or claim filed by such Third Party, that any Lupin Patent, Lupin Improvement Patent, Salix Patent, or Joint Patent is invalid or unenforceable, then the Party first becoming aware of such action or claim shall promptly give notice to the other Party. With respect to the Lupin Patents, the Lupin Improvement Patents, and the Joint Platform Patents, Lupin shall have the first right, but not the obligation, through counsel, in the case of any such Patent that is reasonably useful or necessary for the Exploitation of the Licensed Product, reasonably acceptable to Salix, to defend against such action or claim. With respect to the Salix Patents and the Joint Patents other than the Joint Platform Patents, Salix (or its Sublicensees or any of its or their respective Affiliates) shall have the first right, but not the obligation, through counsel reasonably acceptable to Lupin, to defend against such action or claim. Any costs and expenses with respect to such defense shall be borne by the Party controlling such response or defense. If either Party determines not to assume such defense or fails to assume such defense within ninety (90) days (or twenty-five (25) days in the case of an action brought under the Hatch-Waxman Act or within the timeframe of any other relevant regulatory or statutory framework that may govern) of learning of the action, the other Party shall, at its sole cost and expense, have the right to defend against such action or claim; provided that Salix’s right to defend against actions or claims relating to any Lupin Patent, Lupin Improvement Patent or Joint Platform Patent shall be limited to actions or claims relating to any such Patent that is reasonably useful or necessary for the Exploitation of the Licensed Product; provided further that such other Party shall obtain the written consent of Lupin, with respect to the Lupin Patents, the Lupin Improvement Patents, or the Joint Patents, or Salix, with respect to the Salix Patents or the Joint Patents, prior to ceasing to defend, settling or otherwise compromising any such action or claim, such consent not to be unreasonably withheld or delayed.

8.5.3. Assistance. Each Party shall provide to the other Party all reasonable assistance requested by the other Party in connection with any action, claim or suit under this Section 8.5, at the requesting Party’s expense, including allowing such other Party access to the assisting Party’s files and documents and to the assisting Party’s personnel who may have possession of relevant information. In particular, the assisting Party shall promptly make available to the other Party all information in its possession or control that it is aware would assist the other Party in responding to any such action, claim or suit.

8.6 Third Party Licenses. If the Exploitation of Licensed Product by Salix, its Sublicensees or any of its or their respective Affiliates hereunder infringes or misappropriates any Patent or other intellectual property right of a Third Party, such that Salix, its Sublicensees or any of its or their respective Affiliates cannot Exploit the Licensed Product as permitted hereunder without infringing the Patent or intellectual property right of such Third Party, then Salix (or its Sublicensees or any of its or their respective Affiliates) shall have the first right, but not the obligation, to take the lead in negotiating the terms of an appropriate license from such Third Party, provided that if Salix (or its Sublicensees or any of its or their respective Affiliates) does not take such lead, then Lupin may do so; provided further, that the negotiating Party shall obtain the written consent of such other Party prior to entering into any such license, such consent not to be unreasonably withheld or delayed. Irrespective of the Party that actually obtains such license, Salix shall be entitled to deduct from royalties and other amounts it would otherwise owe to Lupin pursuant to Section 7.2 or 7.3 following the date after the Party obtains such license an amount equal to the lesser of (a) [*] percent ([*]%) of the amount of (i) any (A) [*], (B) [*], and (C) [*], in each case ((A), (B) and (C)) due under any such license and (ii) [*], in each case ((i) and (ii)) to the extent payable to such Third Party in consideration for rights [*] and (b) [*] percent ([*]%) of the amount of [*], with any excess beyond such [*] percent ([*]%) amount to be [*]; provided that, notwithstanding the foregoing, Salix shall have no right to any such deduction with respect to [*].

8.7 Product Trademarks.

8.7.1. Ownership of Product Trademarks. Subject to Section 13.7.3, as between the Parties, Salix shall own and retain all right, title and interest in and to the Product Trademarks.

8.7.2. Maintenance, Prosecution and Enforcement of Product Trademarks. As between the Parties, Salix (or its Sublicensees or any of its or their respective Affiliates) shall control the registration, prosecution, maintenance, enforcement and defense of the Product Trademarks.

8.8 Certain Matters. Notwithstanding any provision in this Agreement to the contrary, Salix shall have no right to

8.8.1. prepare, file, prosecute or maintain any Lupin Patent, Lupin Improvement Patent, Joint Platform Patent or Joint Product Patent outside the Territory except as otherwise provided in this Article 8, or

8.8.2. to control the prosecution of any infringement relating to any Lupin Patent, Lupin Improvement Patent, Joint Platform Patent, or Joint Product Patent outside the Territory except as otherwise provided in this Article 8, including, with respect to Sections 8.8.1 and 8.8.2, the initiation of such right by the delivery of applicable notice by Lupin, and, in all cases, Lupin shall cooperate reasonably with Salix, and Salix shall keep Lupin reasonably informed in connection with such activities.

ARTICLE 9

ADVERSE EVENT REPORTING; RECALLS AND WITHDRAWALS

9.1 Adverse Event Reporting.

9.1.1. Complaints. Salix shall maintain a record of any and all complaints it receives with respect to the Licensed Product and shall notify Lupin in reasonable detail of any complaint received by it within five (5) days after the event.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

9.1.2. Adverse Event Reporting. Salix shall be responsible for reporting Adverse Events in the Field in the Territory to the Regulatory Authorities pursuant to Applicable Law and shall provide a copy of any such reports to Lupin within five (5) days of making any such report. Lupin shall provide Salix with all information in its possession necessary for Salix to comply with its pharmacovigilance responsibilities in the Territory. The Parties’ costs incurred in connection with receiving, recording, reviewing, communicating, reporting and responding to Adverse Events in the Field in the Territory shall be borne by Salix.

9.1.3. Drug Safety Information. Salix shall have the sole right to create and maintain a master drug safety database which shall cross-reference any and all Adverse Events occurring in the Territory. Salix shall be the sole owner of this master drug safety database. Lupin shall submit to Salix all data collected by it with respect to Adverse Events in accordance with such timelines as may be imposed by Applicable Law and otherwise promptly. Notwithstanding the foregoing, the Parties acknowledge and agree that Lupin is responsible for creating a similar database for Adverse Events outside the Territory and the Parties shall cooperate in providing data for both databases.

9.2 Recalls and Withdrawals. In the event that any Regulatory Authority issues or requests a recall, stop sale, field correction or market withdrawal or takes similar action (collectively, “Recalls”) in connection with the Licensed Product or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a Recall of the Licensed Product, the Party notified of or desiring such Recall shall, within twenty-four (24) hours, advise the other Party thereof by telephone (and confirmed by email or facsimile), email or facsimile, at the telephone number, email address or facsimile number for such other Party set forth on Schedule 9.2. Following notification of a Recall, the Parties shall meet to discuss such notification and Recall. Salix shall decide whether to conduct any such Recall (except in the case of a government-mandated Recall) in the Field in the Territory and the manner in which any such Recall shall be conducted; and Lupin shall decide whether to conduct any such Recall (except in the case of a government-mandated Recall) outside the Territory or in the Territory outside the Field and the manner in which any such Recall shall be conducted. Each Party shall provide a copy of all related documentation and notices to the other Party forthwith. Each Party shall provide such assistance to the other Party in its investigating and conducting any Recall as such other Party may request. [*] shall bear the expenses of any Recall of the Licensed Product in the Field in the Territory; and [*] shall bear the expenses of any Recall of the Licensed Product outside the Territory or in the Territory outside the Field; provided, however, that, to the extent any such Recall resulted solely from the other Party’s breach of its obligations hereunder or its gross negligence or willful misconduct, such other Party shall bear the expenses of such Recall.

9.3 Pharmacovigilance Agreement. Prior to the first commercial sale of the Licensed Product anywhere in the Territory, the Parties shall enter into a pharmacovigilance agreement reasonably acceptable to both Parties (the “Pharmacovigilance Agreement”), which shall include, among other things, mutually acceptable guidelines and procedures for the receipt,

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

investigation, communication and exchange (as between the Parties) of safety information, such as Adverse Events, pregnancy exposure, lack of efficacy, misuse/abuse, and any other information concerning the safety of the Licensed Product. Such guidelines and procedures will be in accordance with, and enable the Parties to fulfill regulatory reporting obligations to Regulatory Authorities. Furthermore, such agreed procedures shall be consistent with relevant Regulatory Authority and International Conference on Harmonization (ICH) guidelines, except where said guidelines may conflict with more stringent existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail. The Pharmacovigilance Agreement may, as necessary, contemplate the use of Third Party vendors currently used by the Parties.

ARTICLE 10

CONFIDENTIALITY AND NON-DISCLOSURE

10.1 Product Information. Lupin recognizes that by reason of, inter alia, Salix’s status as an exclusive licensee pursuant to the grants under Section 2.1, Salix has an interest in Lupin’s retention in confidence of certain information of Lupin. Accordingly, during the term of this Agreement, Lupin shall, and shall cause its Affiliates and its and their respective officers, directors, employees, and agents to, keep confidential, and not publish or otherwise disclose, and not use directly or indirectly for any purpose other than to fulfill Lupin’s obligations, or exercise Lupin’s rights, hereunder or under the API Supply Agreement or the Finished Product Supply Agreement, any data or information owned or possessed by Lupin or any of its Affiliates that relates to any Designated Licensed Product for use in the Field, or the Manufacturing, Development or Commercialization of any of the foregoing (the “Product Information”); except to the extent (a) Lupin’s Product Information is in the public domain through no fault of Lupin or its Affiliates or any of its or their respective officers, directors, employees, or agents; (b) such disclosure or use is expressly permitted under Section 10.4, or (c) such disclosure or use is at such time otherwise expressly permitted by the terms of this Agreement. For purposes of Section 10.4, Salix shall be deemed to be the disclosing Party with respect to Lupin’s Product Information under Section 10.4 and Lupin shall be deemed to be the receiving Party with respect thereto. For further clarification, (a) without limiting this Section 10.1, to the extent Lupin’s Product Information is disclosed by Lupin to Salix pursuant to this Agreement, such information shall, subject to the other terms and conditions of this Article 10, also constitute Confidential Information of Lupin with respect to the use and disclosure of such data or information by Salix (and Lupin shall be deemed to be the disclosing Party with respect to such Product Information under Section 10.4 and Salix shall be deemed to be the receiving Party with respect thereto), but (b) the disclosure by Lupin to Salix of Lupin’s Product Information shall not cause such information to cease to be subject to the provisions of this Section 10.1 with respect to the use and disclosure of such Confidential Information by Lupin. In the event this Agreement expires or is terminated, this Section 10.1 shall have no continuing force or effect with respect to the use or disclosure of Product Information, but Product Information that was disclosed by Salix to Lupin hereunder prior to such expiration or termination of this Agreement shall continue to be Confidential Information of Salix and subject to the terms of Sections 10.2, 10.4, 10.6 and 10.8 for purposes of the surviving provisions of this Agreement.

10.2 Confidentiality Obligations. At all times during the term and for a period of [*] ([*]) years following termination or expiration hereof, each Party shall, and shall cause its Affiliates and Sublicensees and its and their respective officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement. “Confidential Information” means any information provided by one Party to the other Party, whether before or after the Amendment Effective Date, relating to the Licensed Delivery Technology, Rifaximin, the Licensed Product (including any Regulatory Documentation and Regulatory Authorizations and any information or data contained therein), any Development or Commercialization of the Licensed Product or the scientific, regulatory or business affairs or other activities of either Party and specifically includes the terms of this Agreement. Notwithstanding the foregoing, (a) all Regulatory Documentation transferred by Lupin to Salix shall be deemed to be the Confidential Information of Salix, and Salix shall be deemed to be the disclosing Party and Lupin shall be deemed to be the receiving Party with respect thereto, and (b) Joint Know-How shall be deemed to be the Confidential Information of both Parties, and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto. Notwithstanding the foregoing, Confidential Information shall not include any information that:

10.2.1. is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

10.2.2. can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to said information; provided that the foregoing exception shall not apply with respect to Regulatory Documentation or Joint Know-How;

10.2.3. is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to said information;

10.2.4. has been published by a Third Party (other than a Sublicensee) or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

10.2.5. can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply with respect to Regulatory Documentation or Joint Know-How.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party. Notwithstanding the foregoing, Lupin may, for research or Development purposes, disclose Confidential Information of a technical nature to a Third Party licensee of Lupin Technology if (i) such Third Party licensee enters into a confidentiality agreement with Lupin at least as restrictive as this Article 10 and (ii) such license contemplates use of the Confidential Information for sales of products substantially similar to the Licensed Bioadhesive Product outside the Territory or in the Territory but outside the Field.

10.3 Trade Secrets. Notwithstanding the time limitation provided in Section 10.2, Confidential Information that constitutes a trade secret under New York law or the Uniform Trade Secrets Act and is so identified to the receiving Party by the disclosing Party in writing shall be maintained confidential indefinitely.

10.4 Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

10.4.1. Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

10.4.2. Made by the receiving Party to the Regulatory Authorities as required in connection with any filing in relation to a Regulatory Authorization; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information;

10.4.3. Made by the receiving Party to its Sublicensees or its or their respective Affiliates or by the receiving Party, its Sublicensees or its or their respective Affiliates to its or their respective attorneys, auditors, advisors, consultants, contractors, suppliers, service providers, customers, distributors, collaboration partners, licensees or licensors, in each case whether existing or prospective, and other Third Parties as may be necessary or useful in connection with the Exploitation of the Licensed Product or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, however, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 10; provided further that each Party shall remain responsible for any failure by its Sublicensees or its or their respective Affiliates, attorneys, auditors, advisors, consultants, contractors, suppliers, service providers, customers, distributors, collaboration partners, licensees or licensors or other permitted Third Party disclosees to treat such Confidential Information as required under this Article 10 (as if such Sublicensees, Affiliates, attorneys, auditors, advisors, consultants, contractors, suppliers, service providers, customers, distributors, collaboration partners, licensees or licensors and other permitted Third Party disclosees were Parties directly bound to the requirements of this Article 10).

10.4.4. Made by the receiving Party to existing or potential acquirers or merger candidates; investment bankers; or existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 10; provided, however, that Lupin shall make no such disclosure to a Salix Competitor, without obtaining Salix’s prior consent in writing.

10.5 Use of Name. Neither Party shall mention or otherwise use the name, insignia, symbol, Trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, marketing and Promotional Materials or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section shall not prohibit either Party from making any disclosure identifying the other Party (a) as a counterparty to this Agreement to its investors (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body (provided that any such disclosure shall be governed by this Article 10), or (c) with respect to which consent has previously been obtained. Further, the restrictions imposed on each Party under this Section 10.5 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 10.

10.6 Press Releases. Press releases or other similar public communication by either Party relating to this Agreement, including upon termination of this Agreement by Salix pursuant to Section 13.3, shall be approved in advance by the other Party, which approval shall not be unreasonably withheld or delayed, except for those communications required by Applicable Law (provided that the other Party is given a reasonable opportunity to review and comment on any such press release or public communication in advance thereof), disclosures of information for which consent has previously been obtained, information that has been previously disclosed publicly, or as otherwise set forth in this Agreement.

10.7 Patient Information. The Parties agree to abide (and to cause their respective Affiliates and Sublicensees to abide) and to take (and to cause their respective Affiliates and Sublicensees to take) all reasonable and appropriate actions to ensure that all Third Parties conducting or assisting with any clinical development activities hereunder in accordance with, and subject to the terms of, this Agreement, shall abide, to the extent applicable, by all Applicable Law concerning the confidentiality or protection of patient identifiable information or patient’s protected health information, including the regulations at 45 C.F.R. Parts 160 and 164 and where relevant, the applicable national laws implementing the European Parliament and Council Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data of 24 October 1995 and any other Applicable Law, in the course of their performance under this Agreement.

10.8 Publications. Each Party recognizes that the publication of papers regarding results of and other information regarding activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties, provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any Patent application until such Patent application has been filed. Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including any oral presentation or abstract, that contains Clinical Data or pertains to results of Clinical Trials or other studies with respect to the Licensed Product or includes other data generated under this Agreement or which includes Confidential Information of the other Party. Before any such paper is submitted for publication or an oral presentation is made, the publishing or presenting Party shall deliver a complete copy of the paper or materials for oral presentation to the other Party at least forty-five (45) days prior to submitting the paper to a publisher or making the presentation. The other Party shall review any such paper and give its comments to the publishing Party within thirty (30) days of the delivery of such paper to the other Party. With respect to oral presentation materials and abstracts, the other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing or presenting Party with appropriate comments, if any, but in no event later than thirty (30) days from the date of delivery to the other Party. Failure to respond within such thirty (30) days shall be deemed approval to publish or present. If approval is not given or deemed given, either Party may refer the Dispute in accordance with Section 14.7 for resolution. Notwithstanding the foregoing, the publishing or presenting Party shall comply with the other Party’s request to delete references to such other Party’s Confidential Information in any such paper and shall withhold publication of any such paper or any presentation of same for an additional sixty (60) days in order to permit the Parties to obtain patent protection if either Party deems it necessary. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. Each Party shall use commercially reasonable efforts to cause investigators and institutions participating in Clinical Trials for the Licensed Product with which it contracts to agree to terms substantially similar to those set forth in this Section 10.8, which efforts shall satisfy such Party’s obligations under this Section 10.8 with respect to such investigators and institutions.

ARTICLE 11

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party as of the Amendment Effective Date as follows:

11.1.1. Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or in equity;

11.1.2. Litigation. There is no pending or, to such Party’s Knowledge, threatened litigation (and such Party has not received any communication) that alleges that such Party’s activities related to this Agreement have violated or that by conducting the activities as contemplated herein such Party would violate, any of the Patent, Trademark or other intellectual property rights of any other Person;

11.1.3. Consents and Approvals. All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained; and

11.1.4. Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation or bylaws of such Party in any material way and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

11.2 Additional Representations, Warranties and Covenants of Salix. Salix represents, warrants and covenants to Lupin that:

11.2.1. (a) Salix is a corporation duly organized and in good standing under the laws of California and (b) Salix has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

11.2.2. Neither Salix nor any of its Affiliates has been debarred or is subject to debarment and neither Salix nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Salix shall inform Lupin in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Salix’s Knowledge, is threatened, relating to the debarment or conviction of Salix or any Person performing services hereunder;

11.2.3. As of the Amendment Effective Date, to Salix’s Knowledge, neither any of its activities contemplated hereunder nor performance of any of its obligations contained herein, including without limitation its grant of the licenses specified herein, will infringe or misappropriate any Patent other intellectual property right Controlled by a Third Party; and

11.2.4. Salix is able to pay its debts (including trade debts) as they mature. Salix has, or reasonably expects to have available as they are needed, the funds to perform its obligations hereunder.

11.3 Additional Representations, Warranties and Covenants of Lupin. Lupin represents, warrants and covenants to Salix that:

11.3.1. Lupin is a corporation duly organized under the laws of India and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated to be conducted by this Agreement;

11.3.2. Neither Lupin nor any of its Affiliates has been debarred or is subject to debarment and neither Lupin nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Lupin shall inform Salix in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Lupin’s Knowledge, is threatened, relating to the debarment or conviction of Lupin or any Person performing services hereunder;

11.3.3. As of the Amendment Effective Date, (a) to Lupin’s Knowledge, (i) Lupin Controls the Lupin Technology and is entitled to grant the licenses specified herein, (ii) the Lupin Patents are subsisting and are not invalid or unenforceable in whole or in part and (iii) Lupin’s right, title and interest in and to the Lupin Technology is free and clear of any liens, charges and encumbrances; (b) to Lupin’s Knowledge, the Lupin Patents are being procured from the respective Patent offices in accordance with Applicable Law; (c) Lupin has no Knowledge of any actual infringement or threatened infringement of the Lupin Patents or any actual misappropriation or threatened misappropriation of the Lupin Know-How by any Person;

(d) Lupin has no Knowledge of any claims or litigation that has been brought or threatened by any Person alleging that the Lupin Patents are invalid or unenforceable; and (e) Lupin has no Knowledge of any Patent or other intellectual property right Controlled by an Third Party that would be infringed or misappropriated by Salix’s Exploitation of the Licensed Product in the Field as contemplated hereby; and

11.3.4. All data and other information provided by Lupin and its agents in connection with Salix’s due diligence investigation of this transaction was, to Lupin’s Knowledge, genuine and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading.

11.3.5. As of the Amendment Effective Date, no Person other than Salix and its Affiliates is authorized under 21 CFR 314.420(b) to reference any Lupin U.S. DMF or otherwise listed pursuant to 21 CFR 314.420(d).

11.4 Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 11.1, 11.2 AND 11.3, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11.5 Unauthorized Sales.

11.5.1. Undertakings by Salix. To the maximum extent permitted by Applicable Law, Salix shall not, and Salix shall cause its Affiliates not to, and shall use commercially reasonable efforts to not permit its Sublicensees or its Sublicensees’ Affiliates to, distribute, market, Promote, offer for sale or sell the Covered Product, directly or indirectly, (a) to any Person outside the Territory or in the Territory outside the Field or (b) to any Person inside the Territory that (i) Salix reasonably suspects is likely to directly or indirectly distribute, market, Promote, offer for sale or sell the Covered Product outside the Territory or in the Territory outside the Field or assist another Person to do so, or (ii) to Salix’s Knowledge, has directly or indirectly distributed, marketed, Promoted, offered for sale, sold or otherwise supplied the Covered Product outside the Territory or in the Territory outside the Field or assisted another Person to do so. Salix shall refer any orders for the Covered Product outside the Territory or in the Territory outside the Field received by Salix, its Sublicensees, or any of its or their respective Affiliates to Lupin. The provisions of this Section 11.5.1 shall terminate as of the termination of this Agreement.

11.5.2. Undertakings by Lupin. To the maximum extent permitted by Applicable Law, Lupin shall not, and Lupin shall cause its Affiliates not to, and shall use commercially reasonable efforts to cause its licensees or Sublicensees and its licensees’ or

Sublicensees’ Affiliates not to, distribute, market, Promote, offer for sale, sell or otherwise supply the Licensed Product, directly or indirectly, whether alone or in combination with other molecules or compounds, whether as a raw material or as a finished product, and whether at wholesale or retail, to (a) any Person in the Territory for use, distribution, marketing, Promotion, offer for sale, or sale in the Field other than Salix or its Affiliates or (b) any Person for use, distribution, marketing, Promotion, offer for sale, or sale outside the Territory or outside the Field that (i) Lupin reasonably suspects is likely to directly or indirectly use, distribute, market, Promote, offer for sale or sell the Licensed Product in the Field in the Territory or assist another Person to do so or, (ii) to Lupin’s Knowledge, has directly or indirectly used, distributed, marketed, Promoted, offered for sale, sold or otherwise supplied the Licensed Product in the Field in the Territory or assisted another Person to do so. Lupin shall refer any orders for the Licensed Product in the Field in the Territory received by Lupin, its licensees or its Sublicensees or any of its or their respective Affiliates to Salix. The provisions of this Section 11.5.2 shall terminate as of the earlier of (A) the termination of this Agreement and (B) the termination of [*].

11.6 Governmental Filings. To the extent, if any, that a Party determines in good faith that it is required by Applicable Law to file or register this Agreement or a notification in respect thereof with any governmental authority, including the U.S. Securities and Exchange Commission, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith. In such situation, the filing Party shall request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by Applicable Law and in consultation with the other Party. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification by Salix. Salix shall indemnify Lupin, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs, fees and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, actions, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach by Salix, its Sublicensees or any of its or their respective Affiliates of any representation, warranty, covenant, undertaking or other term contained in this Agreement; (b) the negligence or willful misconduct on the part of Salix, its Sublicensees or any of its or their respective Affiliates in performing its or their obligations under this Agreement; (c) the Exploitation by Salix, its Sublicensees or any of its or their respective Affiliates of the Licensed Product; (d) [*]; or (e) [*]; except in cases (a), (b) and (c), for those Losses for which Lupin has an obligation to indemnify Salix pursuant to Section 12.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

respective responsibility for the Losses; provided, however, that Salix shall not be obligated to indemnify Lupin for any Losses under (a), (b), or (c) to the extent that such Losses arise as a result of negligence or willful misconduct on the part of Lupin or any of its Affiliates or Sublicensees.

12.2 Indemnification by Lupin. Lupin shall indemnify Salix, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach by Lupin, its licensees or its Sublicensees or any of its or their respective Affiliates of any representation, warranty, covenant, undertaking or other term contained in this Agreement; (b) the negligence or willful misconduct on the part of Lupin, its licensees or its Sublicensees or any of its or their respective Affiliates in performing its or their obligations under this Agreement; or (c) the Exploitation by Lupin, its licensees (other than Salix) or its Sublicensees or any of its or their respective Affiliates of the Licensed Product, except in each case ((a), (b) and (c)) for those Losses for which Salix has an obligation to indemnify Lupin pursuant to Section 12.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective responsibility for the Losses; provided, however, that Lupin shall not be obligated to indemnify Salix for any Losses to the extent that such Losses arise as a result of negligence or willful misconduct on the part of Salix or any of its Affiliates or Sublicensees.

12.3 Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Section 12.1 or 12.2, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

12.4 Control of Defense. The defense of any Third Party Claim shall be conducted as follows:

12.4.1. Control by Indemnifying Party. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third

Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 12.4.2, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Third Party Claims incurred by the indemnifying Party in its defense of the Third Party Claim.

12.4.2. Right to Participate in Defense. Without limiting Section 12.4.1 above, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.4.1 (in which case the Indemnified Party shall control the defense) or (c) the interests of the indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

12.4.3. Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 12.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall, and the Indemnified Party shall ensure that no indemnitee shall, admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld or delayed.

12.4.4. Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnitees, employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

12.4.5. Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

12.5 Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF [*] OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES OR SUBLICENSEES (OR WITH RESPECT TO SALIX, ITS DISTRIBUTORS), NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, MILESTONES OR ROYALTIES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (A) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCT UNDER THIS AGREEMENT, (B) THE USE OF OR REFERENCE TO THE PATENTS, KNOW-HOW OR REGULATORY DOCUMENTATION LICENSED HEREUNDER OR (C) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS EXCLUSION IS NOT INTENDED TO EXCLUDE DAMAGES OWED PURSUANT TO ARTICLE 10 OR TO THIRD PARTIES PURSUANT TO SECTION 12.1 OR 12.2, REGARDLESS OF TYPE.

12.6 Insurance. Each Party shall maintain, at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the pharmaceutical industry generally for the activities to be conducted by such Party under this Agreement. Such liability insurance or self-insurance program shall insure against all types of liability, including personal injury, physical injury or property damage arising out of the Exploitation of the Licensed Product. This Section 12.6 shall not create any limitation on a Party’s liability to the other under this Agreement.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall become effective on the Amendment Effective Date and, unless earlier terminated pursuant to Section 13.2, 13.3, 13.4 or 13.5 hereof, shall continue until the later of (a) the expiration of Salix’s obligations to pay royalties in respect of the Covered Product pursuant to Section 7.3 and (b) the tenth anniversary of the Amendment Effective Date. Upon expiration of this Agreement pursuant to the preceding sentence, the license grants to Salix in Section 2.1 shall become non-exclusive, fully paid-up, perpetual and irrevocable.

13.2 Termination for Material Breach. Any material failure by a Party (the “Breaching Party”) to comply with any of its material obligations contained in this Agreement shall entitle the Party not in default to give to the Breaching Party notice specifying the nature of the default, requiring the Breaching Party to make good or otherwise cure such default, and stating its intention if such default is not cured to terminate this Agreement. If such default is not cured within [*] ([*]) days after the receipt of such notice (or, if such default cannot be cured within such [*] ([*]) day period, if the Breaching Party does not commence actions to cure such default within such period and thereafter diligently continue such actions or if such default is not otherwise cured within [*] ([*]) days after the receipt of such notice, except in the case of a payment default, as to which the Breaching Party shall have only a thirty (30) day cure period), the Party not in default shall be entitled, on notice to the Breaching Party, without prejudice to any other rights conferred on it by this Agreement, and in addition to any other remedies available to it at law or in equity, to terminate this Agreement in its entirety.

13.3 Other Termination by Salix.

13.3.1. Salix may terminate this Agreement immediately upon notice to Lupin in the event that any Regulatory Authority in the United States requires or causes the withdrawal of a Salix Prescription Rifaximin Product.

13.3.2. Any time after an Other Product Entry, Salix may terminate this Agreement for any reason or no reason upon not less than [*] ([*]) days’ prior notice to Lupin.

13.3.3. Salix may terminate this Agreement for any reason or no reason upon not less than [*] ([*]) days’ prior notice to Lupin.

13.3.4. If Salix determines, in its sole and absolute discretion, that it is not feasible or desirable to pursue the Development or Commercialization of the Licensed Product contemplated by this Agreement for reasons relating to the identity of any successor to Lupin pursuant to Section 14.4(b) or relations between Salix and any such successor, then Salix may, by notice to Lupin, terminate this Agreement in its entirety upon not less than [*] ([*]) days’ prior notice to Lupin.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

13.4 Termination Upon Insolvency. Either Party may terminate this Agreement if, at any time, the other Party shall (a) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) propose a written agreement of composition or extension of its debts outside the ordinary course of its business, (c) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [*] ([*]) days after the filing thereof, (d) propose or be a party to any dissolution or liquidation, (e) make an assignment for the benefit of its creditors, or (f) admit in writing its inability generally to meet its obligations as they fall due in the general course.

13.5 Termination by Lupin. Lupin may terminate this Agreement immediately upon notice to Salix in the event that the API Supply Agreement is terminated other than by Salix pursuant to Section 6.2(c)(ii) thereof.

13.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Lupin or Salix are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the Party hereto that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) following any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

13.7 Licenses and Assignments Upon Termination. Upon any termination of this Agreement pursuant to Section 13.2, 13.3, 13.4, or 13.5:

13.7.1. the licenses granted by Lupin to Salix under Section 2.1 shall, subject to the second sentence of Section 7.3.2(a) and the second sentence of Section 7.3.2(b), terminate in their entirety;

13.7.2. the licenses granted by Salix to Lupin under Section 2.4 shall be revised such that Salix shall, and does hereby, grant, and shall cause its Sublicensees and its and their respective Affiliates to so grant, to Lupin a non-exclusive, perpetual, irrevocable, worldwide, [*] license, with the right to grant sublicenses through multiple tiers of sublicensees, without the consent of Salix, under the Salix Technology to Exploit any Designated Licensed Product for all purposes; and

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

13.7.3. Salix shall, and does hereby, and shall cause its Sublicensees and its and their respective Affiliates to, transfer, convey, assign and deliver to Lupin, and Lupin hereby accepts, all right, title and interest in and to, (a) any Designated Licensed Product, including any related Information and inventions, and any Improvements with respect thereto (including Salix Know-How and all material aspects of Confidential Information Controlled by Salix as of the date of termination with respect to such Designated Licensed Product), (b) any Regulatory Authorizations and related Regulatory Documentation and correspondence with Regulatory Authorities with respect to any Designated Licensed Product, (c) any Product Trademarks, any other Trademarks (including any goodwill associated therewith), any generic names and any domain names incorporating the same that were used by, or developed for use by, Salix in connection with any Designated Licensed Product, and (d) to the extent requested by Lupin in writing, any agreements with any Third Parties with respect to any Designated Licensed Product (including agreements with contract research organizations, clinical sites and investigators).

13.8 Additional Consequences of Termination.

13.8.1. Sale of Inventory.

(a) In the event of any termination of this Agreement, Salix may continue to sell its existing inventories and any work-in-process of the Licensed Bioadhesive Product until the occurrence of either: (a) Salix’s completion of the transfer to Lupin of all Regulatory Authorizations and related Regulatory Documentation for the Licensed Bioadhesive Product and completion of performance under all then-existing contracts with Third Parties for the marketing, sale or manufacture of the Licensed Bioadhesive Product, or (b) Lupin’s directing Salix to halt all sales of the Licensed Bioadhesive Product by notice. If either such event occurs prior to the sale of all of Salix’s inventories and work-in-process of the Licensed Bioadhesive Product and the performance by Salix of its obligations under such Third Party contracts, then Salix [*], and Lupin shall [*].

(b) In the event of any termination of this Agreement, Salix may continue to sell its existing inventories and any work-in-process of Licensed Product other than Licensed Bioadhesive Product until such inventories of finished product and work-in-process are exhausted.

13.8.2. Return of Lupin Materials and Information. Upon the expiration or any termination of this Agreement, Salix, at the request of Lupin, shall return or, at the election of Salix, use reasonable efforts to destroy, and thereafter provide to Lupin written certification evidencing such destruction, all data, files, records and other materials in its possession or control relating to the Lupin Technology, or containing or comprising Lupin’s Information and inventions or other Confidential Information (except one copy of which may be retained solely for archival purposes) with respect to the Licensed Product; provided, that notwithstanding the foregoing, Salix shall be required to return, and may not destroy, any Regulatory Documentation related to the Licensed Bioadhesive Product.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

13.8.3. Effect of Termination on Sublicenses Granted by Salix. Any and all sublicense agreements entered into by Salix or any of its Affiliates with a Sublicensee pursuant to Section 2.2 shall survive the termination of this Agreement, except to the extent that any such Sublicensee under any such sublicense agreement is in material breach of this Agreement or such sublicense agreement, in which case Lupin shall have the right to terminate any such sublicense agreement. Salix shall, at the request of Lupin, assign any such sublicense agreement (to the extent not terminated pursuant to the preceding sentence) to Lupin or its Affiliates and, upon such assignment, Lupin or its Affiliates, as applicable, shall assume such sublicense agreement, as applicable. For clarity, any sublicense agreement entered into by Salix with any of its Affiliates shall terminate upon the termination of this Agreement.

13.8.4. Milestone Payments; Royalties. Following any termination of this Agreement, Salix shall not be responsible for (a) any milestone payments for milestone events that are achieved under Section 7.1.2 following the effective date of such termination or (b) any royalty payments that accrue under Section 7.3 following the effective date of such termination, except in each case (both (a) and (b)) with respect to any sales of the Covered Product made by Salix, either itself or through an Affiliate, Sublicensee or Sublicensee’s Affiliate, pursuant to Section 13.8.1.

13.8.5. Assistance. Without limiting Lupin’s rights under other provisions of this Article 13, in the event of any termination of this Agreement, Salix shall, and shall cause its Sublicensees and its and their respective Affiliates to, at the request and expense of Lupin, provide Lupin with such assistance as is reasonably necessary to effectuate a smooth and orderly transition of any Development, Commercialization and other Exploitation activities relating to the Licensed Bioadhesive Product, including any ongoing Clinical Trials or Post Approval Studies, to Lupin or its designee so as to minimize any disruption of such activities.

13.8.6. Royalties to Salix. In consideration of the license rights granted by Salix to Lupin under this Article 13 and the assignment of Regulatory Authorizations and related Regulatory Documentation as contemplated by this Article 13, if a Designated Licensed Product has received its Initial Regulatory Authorization, then Lupin shall pay to Salix for such Designated Licensed Product sold by Lupin, its licensees or Sublicensees or its or their respective Affiliates in the Territory a royalty of [*] percent ([*]%) of Net Sales (substituting Lupin for Salix in the definition thereof) during each full or partial Calendar Year from the termination of this Agreement until the tenth (10th) anniversary of the effective date of such termination. Subject to the royalties for which provision is made in the preceding sentence, such Net Sales shall be the absolute property of Lupin. The royalties contemplated by this Section 13.8.6 shall be payable by Lupin to Salix in accordance with the provisions of Sections 7.3.4, 7.3.5, 7.5, 7.6 and 7.7 mutatis mutandis and Section 14.18.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

13.8.7. Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration, including under Section 7.4. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

13.8.8. Payments to Lupin. In the event that Salix should terminate this Agreement pursuant to Section 13.3.3 prior to the third anniversary of the Amendment Effective Date (an “Early Termination”), the Parties acknowledge and agree that such Early Termination will cause Lupin to suffer damages in an amount that is uncertain, not readily ascertainable and incapable of accurate calculation resulting from (a) the efforts and resources expended by Lupin in performance and contemplation of future performance under this Agreement and (b) Lupin’s forgoing other commercial opportunities because of this Agreement. On this basis, the Parties further acknowledge and agree that in the event of an Early Termination, Salix shall pay to Lupin an amount equal to the amount, if any, by which [*] Dollars ($[*]) exceeds (a) the sum of (i) Creditable Consideration paid or accrued through the date of termination plus (ii) any amounts paid or accrued through the date of termination pursuant to Section 7.4.1 as Minimum Consideration Quarterly Reconciliation Payments plus (ii) any amounts paid or accrued through the date of termination pursuant to Section 7.4.2(a) as Minimum Consideration Annual Reconciliation Payments, less (b) any amounts paid or accrued through the date of termination pursuant to Section 7.4.2(b) as Minimum Consideration Annual Reconciliation Refunds (the “Early Termination Fee”). The Parties acknowledge that the Early Termination Fee has been agreed upon, after negotiation, as a reasonable estimate of an amount to compensate Lupin for the efforts and resources expended and opportunities foregone by Lupin. The Early Termination Fee shall be Lupin’s sole and exclusive remedy in respect of any Early Termination of this Agreement by Salix and the Early Termination Fee is, therefore, not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate Lupin for the efforts and resources expended and opportunities foregone by Lupin. Nothing in this Section 13.8.8 shall limit any other rights or remedies of Lupin or Salix under this Agreement arising from the failure of either Party to comply with its obligations under this Agreement.

13.8.9. Survival. Without limiting the foregoing, Sections 2.3, 2.4, 7.5, 7.6, 7.7, 8.1, Articles 9 (in respect of Licensed Product sold prior to the expiration or termination of this Agreement or by Salix pursuant to Section 13.8.1) and 10, Sections 11.4 and 11.6, Article 12, this Article 13, and Sections 14.2, 14.4, 14.5, 14.6, 14.7, 14.8, 14.9, 14.10, 14.11, 14.12, 14.13, 14.14, 14.15, 14.18, 14.19 and 14.20 of this Agreement and, to the extent provided in Section 2.5.7, Section 2.5 of this Agreement, shall survive the termination or expiration of this Agreement for any reason.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 14

MISCELLANEOUS

14.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority; provided, that the requirement to engage in negotiations with or make payment to a Third Party listed on Schedule 8.6 to procure intellectual property rights necessary for the performance of a Party’s obligations hereunder shall not be considered a force majeure event under this Section 14.1. The non-performing Party shall notify the other Party of such force majeure within [*] ([*]) days after such occurrence by giving notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. In the event that such force majeure event lasts for a continuous period of more than [*] ([*]) days, such suspension of performance shall be deemed a material breach of this Agreement and such other Party shall have the right to terminate this Agreement pursuant to Section 13.2.

14.2 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on related to the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

14.3 Subcontractors. Salix and Lupin shall each have the right to subcontract any of its Development and Commercialization activities with respect to the Licensed Product to a Third Party. Each Party shall remain solely responsible for all costs and expenses associated with its use of subcontractor(s) hereunder.

14.4 Assignment. Without the prior written consent of the other Party hereto, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party may, without such consent, assign or transfer this Agreement or any of its rights and obligations hereunder to (a) an Affiliate of such

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Party; or (b) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates if in any such event (i) the assigning Party (provided that it is not the surviving entity) remains jointly and severally liable with the relevant Affiliate or Third Party assignee under this Agreement, and (ii) the relevant Affiliate assignee, Third Party assignee or surviving entity assumes in writing all of the assigning Party’s obligations under this Agreement. Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Lupin or Salix, as the case may be. In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement. Notwithstanding the foregoing, Lupin shall have the right, from time to time and without the necessity of providing notice to or obtaining the consent of, Salix, to delegate, assign, or subcontract to any Affiliate, certain of Lupin’s rights or responsibilities under this Agreement. In all cases, Lupin shall remain the contract Party under the Agreement and shall remain responsible to Salix for the performance of all such obligations under this Agreement.

14.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

14.6 Governing Law, Jurisdiction, Venue and Service.

14.6.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

14.6.2. Jurisdiction. Subject to Sections 14.7 and 14.11, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, in either case sitting in the Borough of Manhattan in the City of New York, for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

14.6.3. Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or in the United States District Court for the Southern District of New York, in either case sitting in the Borough of Manhattan in the City of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

14.6.4. Service.

(a) Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 14.8 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

(b) Lupin hereby designates, appoints and empowers Lupin Pharmaceuticals, Inc., with an office located at Harborplace Tower, 111 S. Calvert Street, 21st Floor, Baltimore, MD 21202, U.S.A., as its designee, appointee and agent to receive, accept and forward for and on its behalf, and it properties, assets and revenues, service of any and all legal process, summons, notices and documents which may be served in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions or services contemplated hereunder that is brought in the courts of the State of New York and the United States District Court for the Southern District of New York, in either case sitting in the Borough of Manhattan in the City of New York, which may be made on any designee, appointee and agent in accordance with legal procedures prescribed in such courts. If for any reason such designee, appointee and agent hereunder shall not be available to act as such, then Lupin agrees to designate a new designee, appointee or agent in the City of New York on the terms and for the purposes of this Section 14.6.4(b). Lupin further hereby consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the courts of the State of New York and the United States District Court for the Southern District of New York, in either case sitting in the Borough of Manhattan in the City of New York, in any such action, suit or proceeding by serving a copy thereof upon the agent for service of process referred to in this Section 14.6.4(b) (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) coupled with mailing of copies thereof in accordance with Section 14.6.4(a). Lupin agrees that the failure of any such designee, appointee or agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

14.7 Dispute Resolution.

14.7.1. General. If a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith

(other than a dispute arising under Section 4.4.8, which shall be finally and definitively resolved in accordance with Section 4.4.8) (a “Dispute”), then either Party shall have the right to refer such Dispute to the chief executive officers of the Parties (or their designees) who shall confer for attempted resolution of the Dispute by good faith negotiations during a period of thirty (30) Business Days. Any final decision mutually agreed to by such officers shall be conclusive and binding on the Parties. If the Dispute remains unresolved after such thirty (30)-Business Day period, then except as provided in Section 14.7.2 and with respect to any matter for which consent or approval is assigned to the Parties jointly, either Party may, by notice to the other Party, initiate litigation for resolution of such Dispute.

14.7.2. Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 14.7 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party. This Section 14.7.2 shall be specifically enforceable.

14.8 Notices.

14.8.1. Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 14.8.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 14.8. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 14.8 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

14.8.2. Address for Notice.

If to Salix, to:

Salix Pharmaceuticals, Inc.

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

Attention: General Counsel

Fax No.: 919.447.3417

Email: Mark.Reeth@Salix.com

with copies (which shall not constitute notice) to:

Salix Pharmaceuticals, Inc.

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

Attention: Vice President Business Development

Fax No.: 919.228.4222

Email: rick.scruggs@salix.com

and

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D. C. 20004

Attention: Edward C. Britton, Esq.

Fax No.: 202.778.5248

Email: ebritton@cov.com

If to Lupin, to:

Lupin Limited

“B” Wing, Fifth Floor

Bandra Kurla Complex

Mumbai – 400 051, India

Attention: Managing Director

Facsimile: 410.576.2221

Email: vinita@lupinusa.com

with a copy to:

Lupin Pharmaceuticals, Inc.

Harborplace Tower

111 S. Calvert Street, 21st Floor

Baltimore, MD 21202

Attention: Vinita Gupta

Facsimile: 410.576.2221

Email: vinita@lupinusa.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

The Marbury Building

6225 Smith Avenue

Baltimore, MD 21209

Attention: Howard S. Schwartz, Esq.

Facsimile: (410) 580-3251

Email: howard.schwartz@dlapiper.com

14.9 Entire Agreement; Modifications. This Agreement, together with the Schedules and Exhibits attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto, including the Original Agreement, are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

14.10 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.11 Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in Sections 2.5, 8.2, 8.3, 8.4, 8.5, 8.6, and 8.7 and Article 10 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Section 2.5, 8.2, 8.3, 8.4, 8.5, 8.6, or 8.7 or Article 10 may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Section 2.5, 8.2, 8.3, 8.4, 8.5, 8.6, or 8.7 or Article 10, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive, to the maximum extent permitted by Applicable Law, any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 14.11 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

14.12 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

14.13 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

14.14 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.15 Relationship of the Parties. It is expressly agreed that Lupin, on the one hand, and Salix, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Lupin, on the one hand, nor Salix, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so, such consent not to be unreasonably withheld or delayed. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

14.16 Performance by Affiliates. Each of Lupin and Salix acknowledges that certain obligations under this Agreement may be performed by Affiliates of Lupin and Salix. Each of Lupin and Salix guarantees performance of this Agreement by any of its Affiliates.

14.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by scanned and electronically or facsimile transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

14.18 Payments; Audits

14.18.1. Interest on Late Payments. If any payment due to a Party under this Agreement is not paid when due, then the owing Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) equal to the lesser of (a) the prime rate as reported on the first Business Day of each month such payment is overdue in The Wall Street Journal, Eastern Edition, plus [*] ([*]) percentage points, and (b) the maximum rate permitted by Applicable Law. Interest payable under this Section 14.18.1 shall run from the day following the date upon which payment of the relevant principal sum became due through the date of payment thereof in full together with such interest.

14.18.2. Audit. Each Party shall have the right to have an independent certified public accounting firm of internationally recognized standing, and reasonably acceptable to the other Party, provided with access by such other Party during normal business hours, and upon reasonable prior notice, to examine only those records of such other Party (and its Affiliates and Sublicensees) as may be reasonably necessary to determine, with respect to any Calendar Year ending not more than three (3) years prior to the auditing Party’s request, the correctness or completeness of any payment made under this Agreement. Such examinations may not (a) be conducted more than once in any [*] ([*]) month period (unless a previous audit during such [*] ([*]) month period revealed an underpayment with respect to such period or the audited Party restates or revises such books and records for such period) or (b) be repeated for any Calendar Year. Results of such audit shall (i) be (A) limited to information relating to the Licensed Product, (B) made available to both Parties in writing and (C) subject to Article 10 and (ii) not reveal any specific information of the audited Party to the auditing Party other than (A) whether the audited Party is in compliance with its payment obligations under this Agreement and (B) the amount of any additional payment owed to the auditing Party or excess payment reimbursable to the audited Party. Except as provided below, the cost of this examination shall be borne by the auditing Party, unless the audit reveals a variance of more than five percent (5%) from the reported amounts, in which case the audited Party shall bear the cost of the audit. Unless disputed pursuant to Section 14.18.3, if such audit concludes that additional payments were owed or that excess payments were made during such period, the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 14.18.1, or the auditing Party shall reimburse such excess payments, with interest from the date of original payment as provided in Section 14.18.1, within sixty (60) days after the date on which such auditor’s written report is delivered to the Parties.

14.18.3. Audit Dispute. In the event of a Dispute of any audit under Section 14.18.2, Lupin and Salix shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such Dispute within thirty (30) days, the Dispute shall be resolved in accordance with Section 14.7.

14.18.4. Confidentiality. The receiving Party shall treat all information subject to review under this Article 14 in accordance with the confidentiality provisions of Article 10.

14.19 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this Agreement, (b) references in any section to any clause are references

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

14.20 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

14.21 Additional Agreements.

14.21.1. Simultaneously herewith, and as a condition to the Parties’ execution and delivery hereof, (a) the Parties are entering into the first amendment that constitutes part of the API Supply Agreement and (b) the Parties are entering into the Finished Product Supply Agreement.

14.21.2. The Parties acknowledge that they have been pursuing negotiations in respect of an agreement pursuant to which [*]. The Parties confirm their intent to continue such negotiations with a view to entering into an agreement by [*], but without thereby imposing on either Party any obligation to enter into any such agreement or creating any legally binding obligation in respect of any such agreement or the terms thereof unless and until such agreement is fully negotiated and executed and delivered by the parties thereto. Any failure by the Parties to enter into the agreement described in the first sentence of this Section 14.21.2 shall not in any way affect the enforceability and continued validity of this Agreement, the API Supply Agreement, or the Finished Product Supply Agreement.

14.21.3. This Agreement supersedes and replaces, effective as of the Amendment Effective Date, the provisions of the Original Agreement in their entirety. The execution and delivery of this Agreement is without prejudice to any rights that accrued to the benefit of either Party under the Original Agreement prior to the Amendment Effective Date; provided, however, that (a) [*]; and (b) [*].

[The remainder of this page has been intentionally left blank.]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date first written above.

LUPIN LTD.	SALIX PHARMACEUTICALS, INC.

By:	By:
Name:	Name:
Title:	Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT]

Schedule 1.111

Salix Competitors

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 1.111, Page 1

Schedule 6.1

Commercialization Efforts

[*]

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 6.1, Page 1

Schedule 7.1.2

Milestones and Milestone Payments

As set forth in the following table, Salix shall pay Lupin, upon the first achievement by Salix or any of its Affiliates or Sublicensees of each of the specified milestones with respect to a Covered Product during the term of this Agreement, the corresponding milestone payment. Each specified milestone payment shall be payable only once, regardless of the number of times the corresponding milestone may be achieved.

	Traveler’s Diarrhea	Hepatic Encephalopathy	Irritable Bowel Syndrome
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 7.1.2, Page 1

Schedule 8.6

Anti-Stacking

Third Party

Alfa Wassermann SpA, its Affiliates, or any of their respective licensees or sublicensees or any other Person claiming rights under any of such Persons

Agreement

License Agreement, dated June 24, 1996, by and between Alfa Wassermann SpA and Salix Pharmaceuticals, Inc.

Schedule 8.6, Page 1

Schedule 9.2

Recall and Withdrawal Contact Information

Lupin:

Telephone number: (410) 576-2000

Email address: vinita@lupinusa.com

Facsimile number: (410) 576-2221

Salix:

Telephone number: (919) 862-1044

Email address: Rajesh.kapoor@salix.com

Schedule 9.2, Page 1

Exhibit A

Development Plan

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Exhibit A, Page 1